UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY

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4582 SOUTH ULSTER STREET, SUITE 1100

DENVER, COLORADO 80237

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 26, 2016

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Meeting”) of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (“Aimco” or the “Company”) to be held on Tuesday, April 26, 2016, at 8:30 a.m. at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1100, Denver, CO 80237, for the following purposes:

1.	To elect eight directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

2.	To ratify the selection of Ernst & Young LLP, to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016;

3.	To conduct an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on February 19, 2016, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

We are again pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Meeting.

On or about March 11, 2016, we intend to mail our stockholders a notice containing instructions on how to access our 2016 proxy statement (the “Proxy Statement”), Annual Report on Form 10-K for the year ended December 31, 2015, and 2015 Corporate Citizenship Report and vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to these documents on the Internet.

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa R. Cohn
Secretary
March 7, 2016

Important Notice Regarding the Availability of Proxy Materials for
Aimco’s Annual Meeting of Stockholders to be held on April 26, 2016.

This Proxy Statement, Aimco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and 2015 Corporate Citizenship Report are available free of charge at the following website: www.edocumentview.com/aiv.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

4582 SOUTH ULSTER STREET, SUITE 1100

DENVER, COLORADO 80237

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2016

The Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our 2016 Annual Meeting (the “Meeting”). The Meeting will be held on Tuesday, April 26, 2016, at 8:30 a.m. at Aimco’s corporate headquarters located at 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237, and at any and all adjournments or postponements thereof.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting. The mailing of such Notice is scheduled to begin on or about March 11, 2016. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, the Notice includes instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made by mail on behalf of Aimco’s Board. Costs of the solicitation will be borne by Aimco. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of Alliance Advisors LLC, for an estimated fee of $10,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, February 19, 2016 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 156,599,775 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares through a broker or nominee (i.e., in “street name”) you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Aimco. All proxies properly submitted in time to be counted at the Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company or by voting in person at the Meeting.

You are entitled to attend the Meeting only if you were an Aimco stockholder or joint holder as of the Record Date or if you hold a valid proxy for the Meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to February 19, 2016, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. At the Meeting, the following matters are not considered routine: the election of directors and the advisory vote on executive compensation. Where a matter is not considered routine, shares held by your broker will not be voted (a “broker non-vote”) absent specific instruction from you, which means your shares may go unvoted on those matters and not affect the outcome if you do not specify a vote.

The principal executive offices of the Company are located at 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to Aimco’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each annual meeting of stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three nor more than nine persons. The Board currently consists of eight directors.

The nominees for election to the Board selected by the Nominating and Corporate Governance Committee of the Board and proposed by the Board to be voted upon at the Meeting are:

James N. Bailey	Robert A. Miller
Terry Considine	Kathleen M. Nelson
Thomas L. Keltner	Michael A. Stein
J. Landis Martin	Nina A. Tran

Messrs. Bailey, Considine, Keltner, Martin, Miller, and Stein and Ms. Nelson were elected to the Board at the last Annual Meeting of Stockholders. Messrs. Bailey, Keltner, Martin, Miller, and Stein and Mses. Nelson and Tran are not employed by, or affiliated with, Aimco, other than by virtue of serving as directors of Aimco. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Keltner, Martin, Miller, and Stein and Mses. Nelson and Tran to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than eight nominees.

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of votes “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee of the Board for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation.

For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the eight nominees named above as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE EIGHT NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2015, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2016, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2015 and 2014, are described below under the heading “Principal Accountant Fees and Services.”

In selecting and overseeing the Company’s independent auditor, the Audit Committee considers, among other things:

●	Ernst & Young LLP’s historical and recent performance on the Aimco audit, including the results of an internal survey of Ernst & Young LLP’s service and quality;

●	External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young LLP and its peer firms;

●	The appropriateness of Ernst & Young LLP’s fees;

●	Ernst & Young LLP’s tenure as Aimco’s independent auditor and its familiarity with Aimco’s operations and business, accounting policies and practices and internal control over financial reporting;

●	The depths of Ernst & Young LLP’s capabilities and resources to support our business in the areas of accounting, auditing, internal control over financial reporting, tax and related matters; and

●	Ernst & Young LLP’s independence.

Based on this evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of Aimco and our stockholders to retain Ernst & Young LLP to serve as our independent auditor for 2016.

Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “for” the proposal to ratify the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF ERNST & YOUNG LLP.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Aimco’s proxy statement for the 2011 annual meeting of stockholders contained a proposal for stockholders to indicate whether they would prefer that we conduct advisory votes on executive compensation once every one, two, or three years. The Board recommended that stockholders vote “for” an annual advisory vote on executive compensation, as it would allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. A majority of stockholders voted “for” an annual advisory vote on executive compensation. Accordingly, the Board decided it will include an advisory vote on executive compensation at each annual meeting of stockholders until the next required advisory vote on frequency of stockholder votes on executive compensation, which will occur no later than the 2017 annual meeting of stockholders.

At Aimco’s 2015 Annual Meeting of Stockholders, approximately 96% of the votes cast in the advisory vote on executive compensation that were present and entitled to vote on the matter were in favor of the compensation of Aimco’s NEOs (also commonly referred to as “Say on Pay”) as disclosed in Aimco’s 2015 proxy statement. The Compensation and Human Resources Committee (the “Committee”) and management were pleased with these results, and remain committed to extensive engagement with stockholders as part of their ongoing efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with our stockholders.

During the third and fourth quarters of 2015 and into 2016, members of management arranged and participated in 15 detailed and substantive meetings with stockholders (representing over 66% of shares of Common Stock outstanding as of September 30, 2015), including all 10 of Aimco’s largest stockholders as of that date, to solicit feedback on Aimco’s executive compensation program and governance practices, including the numerous changes Aimco made to its 2015 program based on extensive stockholder feedback received in 2014 and into 2015. These changes were disclosed in detail in Aimco’s proxy statement for the 2015 annual meeting of stockholders. Stockholder feedback on the changes was uniformly positive. Specifically:

●	With regard to Aimco’s short-term incentive (“STI”) plan, stockholders responded favorably to: the increased disclosure of goals, including an explanation of the objective of each goal and disclosure of threshold, target, and maximum achievement levels for each goal; clarity around the connection of each goal to Aimco’s stated business strategy; a reduction in the number of goals, from twelve for 2014 to eight for 2015; and an adjustment to the weightings for most goals such that the majority of goals are objective, financial goals, and an even higher percentage of goals are objective goals.

●	Stockholders responded favorably to Aimco’s new long-term incentive (“LTI”) plan with the following key elements: performance share awards that vest based on relative total shareholder return (“TSR”) as compared to the NAREIT Apartment Index (60% weighting) and the MSCI US REIT Index (“REIT Index”) (40% weighting) over a forward looking, three-year performance period; requiring outperformance on relative return performance metrics in order to receive target payout; including a “modifier” if, for any three-year performance period, Aimco’s absolute return were negative; and providing for 100% of the CEO’s LTI, and a substantial proportion of the LTI target for the other NEOs, to be “at risk,” or “performance based,” as opposed to “time based.”

●	Stockholders responded favorably to the following governance changes: double trigger change in control provisions for all equity awards; adoption of anti-hedging and anti-pledging policies; a written commitment codifying our long term policies not to provide future excise tax gross-ups and not to reprice underwater options; and written documentation of our long term clawback policy, which covers all forms of bonus, incentive and equity compensation.

As described in detail under the heading “Compensation Discussion & Analysis,” we seek to align closely the interests of our NEOs with the interests of our stockholders. Our compensation program is designed to reward our NEOs for the achievement of short- term and long-term strategic and operational goals and the achievement of TSR greater than peers, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Here are further details of the Aimco program:

●	All members of the Committee are independent directors. The Committee has established a thorough process for the review and approval of Aimco’s executive compensation program, including amounts awarded to executive officers. The Committee engages and receives advice from an independent, third-party compensation consultant. The Committee selects a peer group of companies for the purpose of comparing Aimco’s compensation of executive officers.

●	Aimco sets target total cash compensation and target total compensation near the median of corresponding targets among the peer group, both as a measure of fairness and also to provide an economic incentive to remain with Aimco. Consistent with Aimco’s pay-for-performance philosophy, actual compensation is based on Aimco’s results.

●	Aimco does not provide executives with more than minimal perquisites, such as reserved parking spaces.

●	Aimco does not maintain or contribute to any defined benefit pension plan, supplemental pension plan or nonqualified deferred compensation plan for its executive officers. Executive officers participate in Aimco’s 401(k) plan on the same terms as available to all Aimco team members.

●	Aimco does not maintain any employment or severance agreements with its executive officers (other than for Mr. Considine, who was required to have an employment agreement in connection with Aimco’s initial public offering in 1994; the agreement was amended in 2008).

●	Aimco’s compensation program, which, among other things, includes caps on cash compensation, shared performance metrics across the organization, multiple performance metrics that align with Aimco’s publicly communicated business strategy, the use of LTI compensation that is based on TSR, and stock ownership guidelines with required holding periods after vesting, are aligned with the long-term interests of the Company.

●	Consistent with Aimco’s pay-for-performance philosophy, Mr. Considine’s total compensation is highly variable from year to year, determined by Aimco’s results. In some years, Mr. Considine’s total compensation has been comprised of little or no cash compensation. Mr. Considine’s base salary of $600,000 has remained unchanged since 2006 and is well below the median for CEOs of his experience, expertise and tenure. One hundred percent of Mr. Considine’s target STI continues to be at risk. Unlike many other CEOs, there is no subjective, individual performance component to Mr. Considine’s incentive compensation. Mr. Considine’s STI is based entirely on Aimco’s performance against its corporate goals, as determined by the Committee. Mr. Considine’s target LTI comprises the largest percentage of his target total compensation, comprising nearly two-thirds of his target total compensation. One hundred percent of Mr. Considine’s LTI is also at risk, based on relative returns over a forward looking, three-year period.

Here is how the Aimco program was applied in 2015:

●	Due to strong 2015 results, executive officers were awarded STI amounts that were above target amounts.

●	Aimco’s 2015 performance highlights include the following:

	●	Aimco had 11.2% TSR in 2015, a particularly strong result considering Aimco had 48% TSR in 2014, first among multi-family REIT peers. Aimco TSR outperformed the REIT Index and the Standard & Poor’s 500 Total Return Index (“S&P 500 Index”) over the one-year period ended December 31, 2015, and Aimco TSR outperformed the REIT Index, the NAREIT Apartment Index, and the S&P Total Return Index over the three-year period ended December 31, 2015.

	●	Adjusted Funds from Operations (“AFFO”) per share, which is Aimco’s primary measure of current profitability, was up 12% year-over-year.

	●	For the year ended December 31, 2015, consensus Net Asset Value (“NAV”) per share increased by 11%. Aimco’s Economic Income, a measure of investment return representing the annual change in NAV per share plus cash dividends per share, and how the Company “keeps score,” was $5.28 per share, or a 14% return for the period.

	●	Full-year conventional same-store revenue was up 4.5%, and full-year conventional same-store net operating income (“NOI”) was up 5.6%.

	●	Average revenue per apartment home was up 10% over one year, and up 46% over four years, to $1,840, reflecting Aimco’s execution against its portfolio management strategy – to sell each year the 5% to 10% of its portfolio with lower projected returns, lower operating margins, and lower expected future rent growth, and to reinvest the sale proceeds in apartment communities already in our portfolio, through property upgrades and redevelopment, or through the purchase of apartment communities with higher projected returns and rent growth and, in limited situations, the development of apartment communities.

	●	Investment of approximately $118 million in redevelopment projects, enhancing six communities with a total of more than 2,500 apartment homes, and investment of approximately $116 million in two development projects.

	●	Aimco reduced leverage by 11%, to a ratio of Debt and Preferred Equity to EBITDA of 6.8x.

	●	Aimco increased its unencumbered pool of properties to more than $1.8 billion in asset value, increasing financial flexibility.

	●	The Board declared a quarterly cash dividend of $0.33 per share of Aimco’s Common Stock for the quarter ended December 31, 2015, an increase of 12% on an annualized basis compared to the dividends paid during 2015.

	●	Reflecting Aimco’s intentional focus on a collaborative and collegial workplace with a specific focus on developing the Aimco culture as a competitive advantage, Aimco maintained its record scores for team engagement and was recognized by The Denver Post, for a third consecutive year, as one of the top places to work in Colorado.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Committee. However, as described above, we take seriously the views of our stockholders, and to the extent there is any significant vote against our executive compensation as disclosed in this proxy statement, the Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

In order to be approved at the Meeting, Proposal 3 must receive the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

We are asking the Company’s stockholders to approve, on an advisory basis, the following resolution: RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion & Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board are set forth below.

Name	Age	First Elected	Position
Terry Considine	68	July 1994	Chairman of the Board and Chief Executive Officer
Paul L. Beldin	42	September 2015	Executive Vice President and Chief Financial Officer
John E. Bezzant	53	January 2011	Executive Vice President and Chief Investment Officer
Lisa R. Cohn	47	December 2007	Executive Vice President, General Counsel and Secretary
Miles Cortez	72	August 2001	Executive Vice President and Chief Administrative Officer
Patti K. Fielding	52	February 2003	Executive Vice President – Redevelopment and Debt Financing, Treasurer
Keith M. Kimmel	44	January 2011	Executive Vice President, Property Operations
James N. Bailey	69	June 2000	Director, Chairman of the Nominating and Corporate Governance Committee
Thomas L. Keltner	69	April 2007	Director, Chairman of the Compensation and Human Resources Committee
J. Landis Martin	70	July 1994	Director, Lead Independent Director
Robert A. Miller	70	April 2007	Director, Chairman of the Redevelopment and Construction Committee
Kathleen M. Nelson	70	April 2010	Director
Michael A. Stein	66	October 2004	Director, Chairman of the Audit Committee
Nina A. Tran	47	March 2016	Director

The following is a biographical summary of the current directors and executive officers of the Company.

Terry Considine. Mr. Considine has been Chairman of the Board and Chief Executive Officer since July 1994. Mr. Considine also serves on the board of directors of Intrepid Potash, Inc., a publicly held producer of potash. Mr. Considine has over 45 years of experience in the real estate and other industries. Among other real estate ventures, in 1975 Mr. Considine founded and subsequently managed the predecessor companies that became Aimco at its initial public offering in 1994.

Paul L. Beldin. Mr. Beldin joined Aimco in 2008 as Senior Vice President and Chief Accounting Officer. Prior to joining Aimco, from October 2007 to March 2008, Mr. Beldin served as Chief Financial Officer of APRO Residential Fund. Prior to that, from May 2005 to September 2007, Mr. Beldin served as Chief Financial Officer of America First Apartment Investors, Inc., then a publicly traded company. From 1996 to 2005, Mr. Beldin was with the firm of Deloitte & Touche, LLP, serving in numerous roles, including Audit Senior Manager and in the firm’s national office as an Audit Manager in SEC Services. Mr. Beldin is a certified public accountant.

John E. Bezzant. Mr. Bezzant was appointed Executive Vice President and Chief Investment Officer in August 2013. Prior to that, he served as Executive Vice President, Transactions beginning in January 2011. He joined Aimco as Senior Vice President-Development in June 2006. Mr. Bezzant oversees capital investments, and is responsible for portfolio management, and disposition and acquisition activities. Prior to joining the Company, Mr. Bezzant spent over 20 years with Prologis, Inc. and Catellus Development Corporation in a variety of executive positions, including those with responsibility for transactions, fund management, asset management, leasing, and operations.

Lisa R. Cohn. Ms. Cohn was appointed Executive Vice President, General Counsel and Secretary in December 2007. In addition to serving as general counsel, Ms. Cohn has responsibility for insurance and risk management, human resources, compliance and asset quality and service. Ms. Cohn also serves as chairman of Aimco’s investment committee. From January 2004 to December 2007, Ms. Cohn served as Senior Vice President and Assistant General Counsel. She joined Aimco in July 2002 as Vice President and Assistant General Counsel. Prior to joining the Company, Ms. Cohn was in private practice with the law firm of Hogan & Hartson LLP with a focus on public and private mergers and acquisitions, venture capital financing, securities and corporate governance.

Miles Cortez. Mr. Cortez was appointed Executive Vice President and Chief Administrative Officer in December 2007. He is responsible for administration, government relations, communications and special projects. Mr. Cortez joined Aimco in August 2001 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver, Colorado law firm, from December 1997 through September 2001. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.

Patti K. Fielding. Ms. Fielding was appointed Executive Vice President — Securities and Debt in February 2003 and Treasurer in January 2005. In late 2014, she assumed responsibility for redevelopment. In addition to redevelopment, she remains responsible for debt financing and treasury. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President — Securities and Debt. Ms. Fielding joined the Company as a Vice President in February 1997. Prior to joining the Company, Ms. Fielding was with Hanover Capital from 1996 to1997, and from 1993 to 1995 she was Vice Chairman, Senior Vice President and Co-Founder of CapSource Funding Corp. She was also a Group Vice President with Duff & Phelps Rating Company from 1987 to 1993 and a commercial real estate appraiser with American Appraisal for three years.

Keith M. Kimmel. Mr. Kimmel was appointed Executive Vice President of Property Operations in January 2011. From September 2008 to January 2011, Mr. Kimmel served as the Area Vice President of property operations for the western region. Prior to that, from March 2006 to September 2008, he served as the Regional Vice President of property operations for California. He joined Aimco in March of 2002 as a Regional Property Manager. Prior to joining Aimco, Mr. Kimmel was with Casden Properties from 1998 through 2002, and was responsible for the operation of the new construction and high-end product line. Mr. Kimmel began his career in the multi- family real estate business in 1992 as a leasing consultant and on-site manager.

James N. Bailey. Mr. Bailey was first elected as a Director of the Company in June 2000 and is currently Chairman of the Nominating and Corporate Governance Committee. He is also a member of the Audit, Compensation and Human Resources, and Redevelopment and Construction Committees. Mr. Bailey co-founded Cambridge Associates, LLC, an investment consulting firm, in 1973 and currently serves as its Senior Managing Director and Treasurer. He is also a co-founder, director and treasurer of The Plymouth Rock Company and a director of SRB Corporation, Inc., both of which are insurance companies and insurance company affiliates. Mr. Bailey also serves as Chairman of the Board and Manager of Knights Bridge Vineyards LLC and Chairman of the Board of Knights Bridge Winery LLC. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations. Mr. Bailey, a long-time entrepreneur, brings particular expertise to the Board in the areas of investment and financial planning, capital markets, evaluation of institutional real estate markets and managers of all property types.

Thomas L. Keltner. Mr. Keltner was first elected as a Director of the Company in April 2007 and is currently chairman of the Compensation and Human Resources Committee. He is also a member of the Audit, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Mr. Keltner served as Executive Vice President and Chief Executive Officer – Americas and Global Brands for Hilton Hotels Corporation from March 2007 through March 2008, which concluded the transition period following Hilton’s acquisition by The Blackstone Group. Mr. Keltner joined Hilton Hotels Corporation in 1999 and served in various roles. Mr. Keltner has more than 20 years of experience in the areas of hotel development, acquisition, disposition, franchising and management. Prior to joining Hilton Hotels Corporation, from 1993 to 1999, Mr. Keltner served in several positions with Promus Hotel Corporation, including President, Brand Performance and Development. Before joining Promus Hotel Corporation, he served in various capacities with Holiday Inn Worldwide, Holiday Inns International and Holiday Inns, Inc. In addition, Mr. Keltner was President of Saudi Marriott Company, a division of Marriott Corporation, and was a management consultant with Cresap, McCormick and Paget, Inc. Mr. Keltner brings particular expertise to the Board in the areas of property operations, marketing, branding, development and customer service.

J. Landis Martin. Mr. Martin was first elected as a Director of the Company in July 1994 and serves as the Lead Independent Director. Mr. Martin is also a member of the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. He is a former chairman of the Compensation and Human Resources Committee. Mr. Martin is the Founder and Managing Director of Platte River Equity LLC, a private equity firm. In November 2005, Mr. Martin retired as Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, where he served since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003. Mr. Martin is also the non-executive chairman and a director of Crown Castle International Corporation, a publicly held wireless communications company. He is lead director of Halliburton Company, a publicly held provider of products and services to the energy industry, and Intrepid Potash, Inc., a publicly held producer of potash. As a former chief executive of four NYSE- listed companies and lawyer, Mr. Martin brings particular expertise to the Board in the areas of operations, finance and governance.

Robert A. Miller. Mr. Miller was first elected as a Director of the Company in April 2007 and is currently Chairman of the Redevelopment and Construction Committee. Mr. Miller is also a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Miller served as Executive Vice President and Chief Operating Officer,

International of Marriott Vacations Worldwide Corporation (“MVWC”) from 2011 to 2012, when he retired from this position, and serves as President of RAMCO Advisors LLC, an investment advisory and business consulting firm. Mr. Miller served as the President of Marriott Leisure from 1997 to November 2011, when Marriott International elected to spin-off its subsidiary entity, Marriott Ownership Resorts, Inc., by forming a new parent entity, MVWC, as a new publicly held company. Prior to his role as President of Marriott Leisure, from 1984 to 1988, Mr. Miller served as Executive Vice President & General Manager of Marriott Vacation Club International and then as its President from 1988 to 1997. In 1984, Mr. Miller and a partner sold their company, American Resorts, Inc., to Marriott. Mr. Miller co-founded American Resorts, Inc. in 1978, and it was the first business model to encompass all aspects of timeshare resort development, sales, management and operations. Prior to founding American Resorts, Inc., from 1972 to 1978, Mr. Miller was Chief Financial Officer of Fleetwing Corporation, a regional retail and wholesale petroleum company. Prior to joining Fleetwing, Mr. Miller served for five years as a staff accountant for Arthur Young & Company. Mr. Miller is past Chairman and currently a director of the American Resort Development Association (“ARDA”) and currently serves as Chairman and director of the ARDA International Foundation. Mr. Miller also currently serves as a director on the board of Welk Hospitality Group, Inc. As a successful real estate entrepreneur and corporate executive, Mr. Miller brings particular expertise to the Board in the areas of operations, management, marketing, sales, and development, as well as finance and accounting.

Kathleen M. Nelson. Ms. Nelson was first elected as a Director of the Company in April 2010 and is currently a member of the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience, including 36 years at TIAA-CREF. She held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s mortgage and real estate division. Ms. Nelson developed and staffed TIAA’s real estate research department. She retired from this position in December 2004 and founded and serves as president of KMN Associates LLC, a commercial real estate investment advisory and consulting firm. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors. Ms. Nelson served as the International Council of Shopping Centers’ chairman for the 2003-04 term and has been an ICSC Trustee since 1991. She also is a member of the ICSC Audit Committee and is a member of various other committees. Ms. Nelson serves on the Board of Directors of CBL & Associates Properties, Inc., which is a publicly held REIT that develops and manages retail shopping properties. Ms. Nelson is also on the Board of Directors and a member of the Risk Committee of Dime Community Bankshares, Inc., a publicly traded bank holding company, based in Brooklyn, New York. She is a member of Castagna Realty Company Advisory Board and has served as an advisor to the Rand Institute Center for Terrorism Risk Management Policy and on the board of the Greater Jamaica Development Corporation. Ms. Nelson serves on the Advisory Board of the Beverly Willis Architectural Foundation and is a member of the Anglo American Real Property Institute. Ms. Nelson brings to the Board particular expertise in the areas of institutional real estate investing, real estate finance and investment.

Michael A. Stein. Mr. Stein was first elected as a Director of the Company in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is also a member of the Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. From January 2001 until its acquisition by Eli Lilly in January 2007, Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Mr. Stein previously served on the Boards of Directors of Nautilus, Inc. and Getty Images, Inc. He presently serves on the Board of Directors of Providence Health & Services, the fourth largest not-for-profit health system in the U.S., operating hospitals and other health care facilities across Alaska, Washington, Montana, Oregon and California. As the former audit committee chairman or audit committee member of two NYSE-listed companies, the former chief financial officer of two NYSE-listed companies and a former partner at Arthur Andersen, Mr. Stein brings particular expertise to the Board in the areas of corporate and real estate finance, and accounting and auditing for large and complex business operations.

Nina A. Tran. Ms. Tran was first elected as a Director of the Company effective in March 2016 and is currently a member of the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Ms. Tran has over 25 years of real estate and financial management experience, building and leading finance and accounting teams. Since January 2013 until its merger with Colony American Homes, Inc. in January 2016, Ms. Tran served as the Chief Financial Officer of Starwood Waypoint Residential Trust, a leading publicly-traded REIT that owns and operates single-family rental homes. Prior to joining Starwood Waypoint, Ms. Tran spent 18 years at AMB Property Corporation (now Prologis, Inc.), the largest publicly-traded global industrial REIT. Ms. Tran served as Senior Vice President and Chief Accounting Officer, and most recently as Chief Global Process Officer, where she helped lead the merger integration between AMB and Prologis. Prior to joining AMB, Ms. Tran was a Senior Associate with PricewaterhouseCoopers, one of the big four public accounting firms. Ms. Tran is a certified public accountant (CPA) (inactive). Ms. Tran brings particular expertise to the Board in the areas of accounting, financial control and business processes.

CORPORATE GOVERNANCE MATTERS

This chart provides a summary overview of Aimco’s governance practices, each of which is described in more detail in the information that follows.

What Aimco Does
Supermajority Independent Board. The only member of management who serves on the Board is the Company’s founder, chairman and chief executive officer. Seven of the eight members of the Board, or 87.5% of the Board members, are independent.
Independent Standing Committees. Only independent directors serve on the standing committees, including Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Services.
Each Independent Director Serves on Each Standing Committee. To ensure that each independent director hears all information unfiltered and to ensure the most efficient functioning of the Board, each independent director serves on each standing committee.
Lead Independent Director. The Company has a lead independent director who presides over regular independent director executive sessions.
Board Refreshment. The Nominating and Corporate Governance Committee has structured the Board such that there are directors of varying tenures and perspectives, with new directors joining the Board every few years, including in 2016, while retaining the institutional memory of longer-tenured directors. Of the original independent directors on the Aimco Board, one remains, and the Company has added a new director roughly every 2.5 to 6 years.
Regular Access to and Involvement with Management. In addition to regular access to management during Board and committee meetings, the independent directors have regular and direct access to members of management and to the Aimco business. This includes site visits (e.g., Mr. Miller and Ms. Nelson on redevelopment projects), regular discussion topics (e.g., Mr. Stein on accounting and finance matters, Mr. Keltner on compensation and personnel matters, Mr. Bailey on governance matters, and Mr. Martin on agenda items and board materials).
Engaged Board. In addition to regular access to management, the independent directors meet at least quarterly and receive written updates from Mr. Considine at least monthly.
Stockholder Engagement. Under the direction of the Board, including the participation of Board members when requested by stockholders, Aimco regularly engages with stockholders on governance, pay and business matters.
Director Stock Ownership. By the completion of five years of service, an independent director is expected to own, at a minimum, the lesser of 27,500 shares or shares having a value of at least $550,000.
Risk Assessment. The Board conducts an annual risk assessment. Areas involving risk that are reported on by management and considered by the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, compensation and human resources.
Majority Voting with a Resignation Policy. Since inception, Aimco’s directors have been elected annually, and Aimco requires its directors to be elected by a majority of the votes cast. Directors failing to get a majority of the votes cast are expected to tender their resignation.
Proxy Access. Following last year’s stockholder vote in favor of proxy access and after extensive engagement with stockholders, the Board amended the Company’s bylaws to provide proxy access. A stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for 3 years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

What Aimco Does Not Do
Related Party Transactions. The Nominating and Corporate Governance Committee maintains a related party transaction policy to ensure that Aimco’s decisions are based on considerations only in the best interests of Aimco and its stockholders. Since the beginning of 2015 and to date, there have been no related person transactions that required review under the policy.
Interlocking Directorships. No Aimco director or member of Aimco management serves on a Board or a compensation committee of a company at which an Aimco director is also an employee.
Overboard Directors. Aimco’s corporate governance guidelines and committee charters limit the number of other boards and the number of other audit committees on which an Aimco director may serve.
Retirement Age or Term Limits. Rather than imposing arbitrary limits on service, the Company regularly (and at least annually) reviews each director’s continued role on the Board and the need for periodic board refreshment.
Staggered Board. All Aimco directors have always been elected annually.

Independence of Directors

The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Aimco or its subsidiaries (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, including whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that Messrs. Bailey, Keltner, Martin, Miller, and Stein and Mses. Nelson and Tran are independent directors (collectively the “Independent Directors”).

Meetings and Committees

The Board held five meetings during the year ended December 31, 2015. During 2015, there were four committees: Audit; Compensation and Human Resources; Nominating and Corporate Governance; and Redevelopment and Construction. During 2015, no director attended fewer than 75% of the total number of meetings of the Board, and, in fact, each director was present at all such meetings.

The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. All of the members of the Board attended the Company’s 2015 Annual Meeting of Stockholders, and the Company anticipates that all of the members of the Board will attend the Meeting this year.

Below is a table illustrating the current standing committee memberships and chairmen. Additional detail on each committee follows the table.

Director	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Redevelopment and Construction Committee
James N. Bailey	X	X	†	X
Terry Considine	—	—	—	—
Thomas L. Keltner	X	†	X	X
J. Landis Martin*	X	X	X	X
Robert A. Miller	X	X	X	†
Kathleen M. Nelson	X	X	X	X
Michael A. Stein	†	X	X	X
Nina A. Tran	X	X	X	X

X	indicates a member of the committee
†	indicates the committee chairman
*	indicates lead independent director

Audit Committee

The Audit Committee currently consists of the seven Independent Directors. Mr. Stein serves as the chairman of the Audit Committee. The Audit Committee has a written charter that is reviewed annually and was last amended in January 2013. In addition to the work of the Audit Committee, Mr. Stein has regular and recurring conversations with Mr. Beldin, Aimco’s Chief Financial Officer (“CFO”), Ms. Cohn, Aimco’s General Counsel, Andrew Higdon, Aimco’s Chief Accounting Officer, the head of Aimco’s internal audit function, and representatives of Ernst & Young LLP. The Audit Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

Pursuant to its charter, the Audit Committee is responsible for overseeing Aimco’s accounting and financial reporting processes and audits of Aimco’s financial statements. The Audit Committee is directly responsible for the appointment and oversight of the independent auditors and makes such a determination on the basis of a variety of factors, including those described in Proposal 2. In addition, the Audit Committee also evaluates the performance of the lead audit partner.

Among other matters, the Audit Committee also:

●	Reviews the scope, and overall plans for and results of the annual audit and internal audit activities;

●	Consults with management and Ernst & Young LLP with respect to Aimco’s processes for risk assessment and risk management. Areas involving risk that are reported on by management and considered by the Audit Committee, the other Board committees, or the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, and human resources;

●	Consults with management and Ernst & Young LLP and provides oversight for Aimco’s financial reporting process, internal control over financial reporting, the Company’s internal audit function and, in conjunction with the Board, the Company’s enterprise risk management processes;

●	Reviews and approves the Company’s policy with regard to the hiring of former employees of independent auditors providing service to the Company;

●	Reviews and approves the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor;

●	Receives reports pursuant to Aimco’s policy for the submission and confidential treatment of communications from team members and others concerning accounting, internal control and auditing matters;

●	Reviews and discusses quarterly earnings releases prior to their issuance and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to their filing;

●	Reviews with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with the certifications made by the CEO and CFO; and

●	Meets regularly with members of Aimco management and with Ernst & Young LLP.

In addition to its routine responsibilities, in early 2015, the Audit Committee and management commenced a request for proposal, or RFP, process for Aimco’s audit services. The Audit Committee believes it is good practice to periodically evaluate service providers and considered a variety of factors in deciding to pursue an RFP. Those factors include the length of time Ernst & Young LLP has served as Aimco’s independent auditor, the potential benefits of a new perspective on key risk areas, and the approach to and cost of the audit in light of the reductions in both the complexity and scale of Aimco’s business in recent years. The competitive process was guided by Mr. Stein with the involvement of a number of members of management. The process included evaluation of written proposals and in- person meetings with and presentations from each of the “Big Four” audit firms. Following those meetings and presentations, the Audit Committee selected Ernst & Young LLP to continue as Aimco’s independent registered public accounting firm for the fiscal year ended December 31, 2015.

The Audit Committee held five meetings during the year ended December 31, 2015. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Audit Committee Financial Expert

Aimco’s Board has designated Mr. Stein as an “audit committee financial expert.” In addition, all of the members of the audit committee qualify as audit committee financial experts. Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange relating to audit committees.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of the seven Independent Directors. Mr. Keltner serves as the chairman of the Compensation and Human Resources Committee. Mr. Keltner meets regularly with Ms. Cohn, Aimco’s General Counsel and with Jennifer Johnson, Aimco’s Senior Vice President of Human Resources. Mr. Keltner also has regular conversations with the Committee’s independent compensation consultant, Board Advisory, LLC (“Board Advisory”). The Compensation and Human Resources Committee has a written charter that is reviewed annually and was last amended in April 2013. The Compensation and Human Resources Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Compensation and Human Resources Committee’s purposes are to:

●	Oversee the goals and objectives of the Company’s executive compensation plans;

●	Annually evaluate the performance of the CEO;

●	Determine the CEO’s compensation;

●	Review the decisions made by the CEO as to the compensation of the other executive officers;

●	Approve and grant any equity compensation;

●	Consider the results of stockholder advisory votes on executive compensation and take such results into consideration in connection with the review and approval of executive officer compensation;

●	Review and discuss the Compensation Discussion & Analysis with management;

●	Review compensation arrangements to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking;

●	Review and approve the terms of any compensation “clawback” or similar policy or agreement between the Company and the Company’s executive officers;

●	Review periodically the goals and objectives of the Company’s executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if appropriate;

●	Address succession planning;

●	Oversee the Company’s talent pipeline process; and

●	Oversee the Company’s culture, with a particular focus on collegiality, collaboration and team-building.

In particular in 2015, the Compensation and Human Resources Committee focused on executive compensation and succession planning, including an annual update of the Company’s succession plan. The Company has had in place a talent pipeline and succession planning process since inception, which includes all officer positions including the CEO. At least annually, the Compensation and Human Resources Committee reviews that pipeline and process. For each senior management role, the Compensation and Human Resources Committee knows who the potential candidates are, and each potential candidate has in place a development plan. If and when the need to draw upon that talent pool arises, the Compensation and Human Resources Committee and senior management consider the relevant business needs of the organization, the business environment, and the candidates’ fit. This process was used during the transition of chief financial officer and chief accounting officer, both of which occurred during 2015.

The Compensation and Human Resources Committee held seven meetings during the year ended December 31, 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of the seven Independent Directors. Mr. Bailey serves as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has a written charter that is reviewed annually and was last amended in October 2012. The Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

Among other matters, the Nominating and Corporate Governance Committee:

●	Focuses on Board candidates and nominees, and specifically:

●	Identifies and recommends to the Board individuals qualified to serve on the Board;

●	Identifies, recruits, and, if appropriate, interviews candidates to fill positions on the Board, including persons suggested by stockholders or others; and

●	Reviews each Board member’s suitability for continued service as a director when his or her term expires and when he or she has a change in professional status and recommends whether or not the director should be re-nominated.

●	Focuses on Board composition and procedures as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, and expertise required for the Board as a whole;

●	Develops and recommends to the Board a set of corporate governance principles applicable to Aimco and its management;

●	Maintains a related party transaction policy and oversees any potential related party transactions;

●	Oversees a systematic and detailed annual evaluation of the Board, committees and individual directors in an effort to continuously improve the function of the Board; and

●	Considers corporate governance issues that may arise and develops appropriate recommendations, including providing the forum for the Board to consider important matters of public policy and vet stockholder input on a variety of issues.

In particular in 2015, the Nominating and Corporate Governance Committee focused on developing an amendment to the Company’s bylaws to provide for “proxy access” (as described in more detail under the “Proxy Access” heading below) and in recruiting a new director to join the Board in 2016. Nina Tran’s election to the Board effective in March 2016 and her nomination for re-election at the Meeting are the result of the Nominating and Corporate Governance Committee’s efforts during 2015 and into 2016 to ensure that the Aimco Board has a broad range and balance of skills and abilities and varying tenures, as described in more detail under the “Board Composition” heading below.

The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2015.

Redevelopment and Construction Committee

The Redevelopment and Construction Committee currently consists of the seven Independent Directors. Mr. Miller serves as the chairman of the Redevelopment and Construction Committee. Mr. Miller meets regularly with Aimco’s redevelopment and construction leadership and tours projects undergoing redevelopment to assess the process of redevelopment and project status. The Redevelopment and Construction Committee’s purposes are to provide oversight and guidance to the Company’s management regarding redevelopment and construction projects by reviewing work process, policies and standards, recommending modifications thereto and directing related analytical and progress reporting. The Redevelopment and Construction Committee held four meetings during the year ended December 31, 2015.

Board Composition

The Nominating and Corporate Governance Committee selects nominees for director on the basis of, among other things, breadth and depth of experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment and willingness to devote adequate time and effort to Board responsibilities. In considering nominees for director, the Nominating and Corporate Governance Committee seeks to have a diverse range of experience and expertise relevant to Aimco’s business. The Nominating and Corporate Governance Committee places a premium on directors who work well in the collegial and collaborative nature of the Board (which is also consistent with the Aimco culture) and yet also requires directors who think and act independently, and have the ability to clearly and effectively communicate their convictions. The Nominating and Corporate Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

The Nominating and Corporate Governance Committee has specifically considered the feedback of some stockholders as well as the discussions of some commentators that suggest that lengthy Board tenure should be balanced with new perspectives. Specific to Aimco, the Nominating and Corporate Governance Committee has structured the Board such that there are directors of varying tenures, with new directors and perspectives joining the Board every few years while retaining the institutional memory of longer-tenured directors. Longer-tenured directors, balanced with less-tenured directors, enhance the Board’s oversight capabilities. Aimco’s directors work effectively together, coordinate closely with senior management, comprehend Aimco’s challenges and opportunities, and frame Aimco’s business strategy. Aimco’s Board members have established relationships that allow the Board to apply effectively its collective business savvy in guiding the Aimco enterprise.

When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated on the basis of the same criteria noted above. The Nominating and Corporate Governance Committee will consider as nominees to the Board for election at next year’s annual meeting of stockholders persons who are recommended by stockholders in writing, marked to the attention of Aimco’s Corporate Secretary, no later than July 1, 2016. During 2015, no Aimco stockholder (other than the existing directors) expressed interest in serving on the Board, or recommended anyone to serve on the Board.

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Board elected Ms. Tran effective March 1, 2016. Based on recommendations from the Nominating and Corporate Governance Committee, the Board determined to nominate Messrs. Bailey, Considine, Keltner, Martin, Miller, and Stein and Mses. Nelson and Tran for re-election.

Each individual brings specific contributions to the Board consistent with professional and personal characteristics noted above as criteria for selection for service. To summarize, Mr. Bailey, a long-time entrepreneur, brings particular expertise to the Board in the areas of investment and financial planning, capital markets, evaluation of institutional real estate markets and managers of all property types. Mr. Keltner brings particular expertise to the Board in the areas of property operations, marketing, branding, development and customer service. As a former lawyer and chief executive of four NYSE-listed companies, Mr. Martin brings particular expertise to the Board in the areas of operations, finance and governance. As a successful real estate entrepreneur and corporate executive, Mr. Miller brings particular expertise to the Board in the areas of operations, management, marketing, sales, and development, as well as finance and accounting. Ms. Nelson brings to the Board particular expertise in the areas of institutional real estate investing, real estate finance and investment. As the former audit committee chairman or audit committee member of two NYSE-listed companies, the former chief financial officer of two NYSE-listed companies and a former partner at Arthur Andersen, Mr. Stein brings particular expertise to the Board in the areas of corporate and real estate finance, and accounting and auditing for large and complex business operations. As the newest member of the Board, Ms. Tran brings particular expertise to the Board in the areas of accounting, financial control and business processes.

Board Leadership Structure

At this time, Aimco’s Board believes that combining the Chairman and CEO role is most effective for the Company’s leadership and governance. Having one person as Chairman and CEO provides unified leadership and direction to the Company and strengthens the ability of the CEO to develop and implement strategic initiatives and respond efficiently in various situations. The Board also believes the combination of Chairman and CEO positions is appropriate in light of the independent oversight provided by the Board.

Aimco has a Lead Independent Director, currently Mr. Martin, who in this capacity:

●	Presides over executive sessions of independent directors, which are held regularly and not less than four times per year;

●	Serves as a liaison between the chairman and independent directors;

●	Helps frame and approves meeting agendas and schedules;

●	Reviews information sent to directors;

●	Regularly calls meetings of independent directors; and

●	Is available for direct communication with stockholders.

In addition to the Lead Independent Director, the Board has a majority of independent directors. Seven out of the eight director nominees are independent. All four standing committees (Audit; Compensation and Human Resources; Nominating and Corporate Governance; and Redevelopment and Construction) are composed solely of independent directors.

Separate Sessions of Non-Management Directors and Lead Independent Director

Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group currently is made up of the seven Independent Directors, met in executive session without management four times during the year ended December 31, 2015. Mr. Martin was the Lead Independent Director who presided at such executive sessions in 2015, and he has been designated as the Lead Independent Director who will preside at such executive sessions in 2016.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2015.

	Board	Non-Management Directors	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Redevelopment and Construction Committee
Number of Meetings	5	4	5	7	4	4

Majority Voting for the Election of Directors

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation. Additional details are set out in Article II, Section 2.03 (Election and Tenure of Directors; Resignations) of Aimco’s Bylaws.

Proxy Access

At our 2015 annual meeting, a proxy access stockholder proposal received the support of a majority of the votes cast. That proposal would require the Board to adopt a bylaw that would require the Company to include in its proxy materials nominees for director proposed by a stockholder or group that owns at least 3% of our outstanding shares for at least three years. Following that meeting, through the summer and fall of 2015 and into 2016, we engaged in extensive stockholder outreach and discussed proxy access with stockholders representing over 66% of shares of Common Stock outstanding as of September 30, 2015, including all 10 of Aimco’s largest stockholders as of that date.

Although our stockholders expressed varying views on proxy access generally, and on the specific terms of a proxy access bylaw, many stockholders indicated that they viewed proxy access as an important stockholder right. At the same time, many stockholders expressed concern that stockholders with a small economic interest could abuse proxy access and impose unnecessary costs on the Company. In particular, stockholders expressed support for a reasonable limit on the number of stockholders who could come together to form a nominating group, with a consensus around a 20 stockholder limit, so long as certain related funds were counted as one stockholder for this purpose. In addition, many stockholders expressed support for the principle that a proxy access bylaw provide for a minimum of two candidates, with that principle being more meaningful to stockholders than the percentage of the board used to calculate the number of permitted proxy access candidates.

Stockholders expressed general flexibility concerning most other proxy access terms, including counting directors nominated as access candidates who are elected and re-nominated by the Board when determining the limit on access candidates for a limited number of years, and eliminating proxy access at the same annual meeting for which a nomination notice outside of proxy access has been submitted by another stockholder. Also, stockholders indicated that post-meeting holding requirements would be considered overly restrictive, but that a statement regarding post-meeting intentions that did not require continued ownership was acceptable.

The feedback received from stockholders was reported to the Nominating and Corporate Governance Committee and to the Board. Following a review of that feedback, corporate governance best practices and trends and the Company’s particular facts and circumstances, the Board amended the Company’s bylaws to provide a proxy access right to stockholders. As a result, a stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for 3 years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

Director Compensation

2015

In formulating its recommendation for director compensation, the Nominating and Corporate Governance Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue and assets and considers compensation trends for other NYSE-listed companies and S&P 500 companies. For the year ended December 31, 2015, Aimco paid the directors serving on the Board during that year as follows:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James N. Bailey	23,000	184,050	—	—	—	—	207,050
Terry Considine (3)	—	—	—	—	—	—	—
Thomas L. Keltner (4)	27,000	184,050	—	—	—	—	211,050
J. Landis Martin	21,000	184,050	—	—	—	—	205,050
Robert A. Miller (5)	27,000	184,050	—	—	—	—	211,050
Kathleen M. Nelson (6)	27,000	184,050	—	—	—	—	211,050
Michael A. Stein	26,000	184,050	—	—	—	—	210,050

(1)	The Independent Directors each received a cash fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a cash fee of $1,000 for attendance at each meeting of any Board committee. Joint meetings are sometimes considered as a single meeting for purposes of director compensation.

(2)	For 2015, Messrs. Bailey, Keltner, Martin, Miller and Stein and Ms. Nelson were each awarded 4,500 shares of Common Stock, which shares were awarded on January 26, 2015. The dollar value shown above represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and is calculated based on the closing price of Aimco’s Common Stock on the New York Stock Exchange on January 26, 2015, of $40.90.
(3)	Mr.Considine, who is not an Independent Director, does not receive any additional compensation for serving on the Board.
(4)	Mr. Keltner holds an option to acquire 4,429 shares, which is fully vested and exercisable.
(5)	Mr. Miller holds an option to acquire 4,429 shares, which is fully vested and exercisable.
(6)	Ms. Nelson holds an option to acquire 3,000 shares, which is fully vested and exercisable.

2016

Compensation for each of the Independent Directors in 2016 is an annual fee of 4,600 shares of Common Stock, which shares were awarded on January 26, 2016. The closing price of Aimco’s Common Stock on the New York Stock Exchange on January 26, 2016, was $38.73. The Independent Directors also received a cash fee of $25,000. The Board will not pay meeting fees in 2016.

Code of Ethics

The Board has adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all employees of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.

Corporate Governance Guidelines and Director Stock Ownership

The Board has adopted and approved Corporate Governance Guidelines. These guidelines are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, stock ownership guidelines and retention requirements, and an annual performance evaluation of the Board.

With respect to stock ownership guidelines for the Independent Directors, the Corporate Governance Guidelines provide that by the completion of five years of service, an Independent Director is expected to own, at a minimum, the lesser of 27,500 shares or shares having a value of at least $550,000. Each of the Independent Directors has holdings well in excess of this amount, with the exception of Ms. Tran who is new to the Board effective March 1, 2016.

Communicating with the Board of Directors

Any interested parties desiring to communicate with Aimco’s Board, the Lead Independent Director, any of the Independent Directors, Aimco’s Chairman of the Board, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary

Office of the General Counsel

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1100

Denver, Colorado 80237

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, has discussed with the independent registered public accounting firm its independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non- audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2015.

None of the Audit Committee members have a relationship with the Company that might interfere with the exercise of the member’s independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC. The Audit Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Date: February 23, 2016

MICHAEL A. STEIN (CHAIRMAN)

JAMES N. BAILEY

THOMAS L. KELTNER

J. LANDIS MARTIN

ROBERT A. MILLER

KATHLEEN M. NELSON

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees

The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2015 and 2014 were approximately $2.49 million and $2.65 million, respectively, and are described below.

Audit Fees

Fees for audit services totaled approximately $1.13 million in 2015 and $1.46 million in 2014. These amounts include fees associated with the annual audit of the financial statements of Aimco, its internal control over financial reporting and the financial statements of certain of its consolidated subsidiaries and unconsolidated investees. Fees for audit services also include fees for the reviews of interim financial statements in Aimco’s Quarterly Reports on Form 10-Q, registration statements filed with the SEC, other SEC filings, equity or debt offerings, comfort letters and consents.

Audit-Related Fees

Fees for audit-related services totaled approximately $0.03 million in each of 2015 and 2014, and related to benefit plan audits.

Tax Fees

Fees billed for tax services totaled approximately $1.33 million in 2015 and $1.16 million in 2014. Such amounts included fees for tax compliance services for the Company and subsidiaries or affiliates of approximately $0.97 million in 2015 and $1.03 million in 2014, including $0.37 million in 2015 and $0.51 million in 2014, for services provided to approximately 75 consolidated and unconsolidated partnerships for which an Aimco subsidiary is the general partner. The portion of the total representing fees for tax planning services amounted to approximately $0.36 million in 2015 and $0.13 million in 2014.

All Other Fees

There were no fees billed or incurred in 2015 or 2014 for other services, including financial information systems design and implementation.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-approval Policy”). The Pre-approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee, typically subject to a dollar limit of $50,000. The term of any general pre-approval is generally 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. At least annually, the Audit Committee will review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In accordance with this review, the Audit Committee may add to or subtract from the list of general pre-approved services or modify the permissible dollar limit associated with pre-approvals. As set forth in the Pre-approval Policy, unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the rules on independent registered public accounting firm independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative. All of the services described above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy; none were approved pursuant to Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of March 1, 2016, with respect to Aimco’s equity securities beneficially owned by (i) each director, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of March 1, 2016, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237, unless otherwise specified. None of the securities reflected in this table are the subject of any hedging transaction or any pledging arrangement.

Name and Address of Beneficial Owner	Number of shares of Common Stock (1)	Percentage of Common Stock Outstanding (2)	Number of Partnership Units (3)	Percentage Ownership of the Company (4)
Directors, Director Nominees & Executive Officers:
Terry Considine	1,818,130(5)	1.15%	2,439,557(6)	2.57%
Paul L. Beldin	59,118(7)	*	—	*
Lisa R. Cohn	142,334(8)	*	—	*
John E. Bezzant	115,234(9)	*		*
Keith Kimmel	79,617	*	—	*
James N. Bailey	41,687	*	—	*
Thomas L. Keltner	46,751(10)	*	—	*
J. Landis Martin	50,313(11)	*	34,646(12)	*
Robert A. Miller	76,132(13)	*	—	*
Kathleen M. Nelson	41,850(14)	*	—	*
Michael A. Stein	52,184	*	—	*
Nina A. Tran	—	*	—	*
All directors and executive officers as a group (14 persons)	2,703,702(15)	1.71%	2,478,972(16)	3.13%
5% or Greater Holders:
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	25,194,475(17)	16.09%	—	15.32%
Cohen & Steers, Inc. 280 Park Avenue New York, New York 10017	23,326,228(18)	14.90%	—	14.18%
Blackrock, Inc 40 East 52nd Street New York, New York 10022	11,552,038(19)	7.38%	—	7.02%
Daiwa Asset Management Co., Ltd. Gran Tokyo North Tower 9-1 Marunouchi 1-chome, Chiyoda-ku Tokyo, Japan 100-6753	8,693,059(20)	5.55%	—	5.29%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	7,969,639(21)	5.09%	—	4.85%

*	Less than 1.0%
(1)	Excludes shares of Common Stock issuable upon redemption of common OP Units or Class I High Performance Units (“HPUs”).

(2)	Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.
(3)	Through wholly-owned subsidiaries, Aimco acts as general partner of AIMCO Properties, L.P., the operating partnership in Aimco’s structure. As of March 1, 2016, Aimco held approximately 95.2% of the common partnership interests in AIMCO Properties, L.P. Interests in AIMCO Properties, L.P. that are held by limited partners other than Aimco are referred to as “OP Units.” Generally after a holding period of 12 months, common OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each common OP Unit (subject to adjustment). If Aimco acquired all common OP Units and HPUs for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter), these shares of Common Stock would constitute approximately 4.8% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Until 2017 and thereafter, HPUs are generally not redeemable for, or convertible into, Common Stock.
(4)	Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 5,513,974 OP Units and 2,339,950 HPUs outstanding as of March 1, 2016, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, Aimco’s ownership limit and, in the case of HPUs, that the units are not redeemed). See note (3) above. Excludes partnership preferred units issued by AIMCO Properties, L.P. and Aimco preferred securities.
(5)	Includes 507,126 shares held directly by Mr. Considine and 1,171,258 shares subject to options that are exercisable within 60 days. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 33,695 shares held by Mr. Considine’s spouse; and 106,051 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power.
(6)	Includes 850,185 common OP Units and 1,589,372 HPUs that represent 15.42% of common OP Units outstanding and 67.92% of HPUs outstanding, respectively. The 850,185 common OP Units include 510,452 common OP Units held directly by Mr. Considine, 179,735 common OP Units held by an entity in which Mr. Considine has sole voting and investment power, 2,300 common OP Units held by Titahotwo Limited Partnership RLLLP (“Titahotwo”), a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest, and 157,698 common OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership. All HPUs are held by Titahotwo.
(7)	Includes 3,644 shares subject to options that are exercisable within 60 days.
(8)	Includes 8,102 shares subject to options that are exercisable within 60 days.
(9)	Includes 4,180 shares subject to options that are exercisable within 60 days.
(10)	Includes 4,429 shares subject to options that are exercisable within 60 days. Includes 22,222 shares held by a trust (of which Mr. Keltner is a trustee) and for which Mr. Keltner disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(11)	Includes 20,923 shares held directly by Mr. Martin and 29,390 shares held by Martin Enterprises LLC. Mr. Martin is the sole manager, and Mr. Martin and trusts (of which Mr. Martin is the sole trustee) formed solely for the benefit of his children are the sole members, of Martin Enterprises LLC.
(12)	Includes 280.5 common OP Units, which represent less than 1% of the class outstanding. Also includes 34,365 HPUs held by Martin Enterprises LLC. These HPUs represent 1.47% of the class outstanding.
(13)	Includes 4,429 shares subject to options that are exercisable within 60 days.
(14)	Includes 3,000 shares subject to options that are exercisable within 60 days.
(15)	Includes 1,202,398 shares subject to options that are exercisable within 60 days.
(16)	Includes 850,466 common OP Units and 1,628,506 HPUs, which represent 15.42% of common OP Units outstanding and 69.60% of HPUs outstanding, respectively.
(17)	Beneficial ownership information is based on information contained in an Amendment No. 13 to Schedule 13G filed with the SEC on February 10, 2016, by The Vanguard Group, Inc. According to the schedule, The Vanguard Group, Inc. has sole voting power with respect to 407,207 shares and sole dispositive power with respect to 24,814,685 of the shares and shared dispositive power with respect to 379,790 of the shares.
(18)	Beneficial ownership information is based on information contained in an Amendment No. 13 to Schedule 13G filed with the SEC on February 16, 2016, by Cohen & Steers, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 14,508,315 shares and 14,279,695 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.), respectively, have sole voting power and 23,326,228 shares and 22,922,830 shares, respectively, over which such entities have sole dispositive power. Also included in the securities listed above are 228,620 shares over which Cohen & Steers UK Limited has sole voting power and 403,398 shares over which Cohen & Steers UK Limited has sole dispositive power.

(19)	Beneficial ownership information is based on information contained in an Amendment No. 6 to Schedule 13G filed with the SEC on January 25, 2016, by Blackrock, Inc. According to the schedule, Blackrock, Inc. has sole voting power with respect to 10,617,956 of the shares.
(20)	Beneficial ownership information is based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on January 27, 2016, by Daiwa Asset Management Co. Ltd. According to the schedule, Daiwa Asset Management Co. Ltd. has sole dispositive power over 5,792 of the shares.
(21)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 13, 2015, by State Street Corporation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This CD&A addresses the following:

●	Stockholder Engagement Regarding Executive Compensation;

●	Overview of Aimco’s Pay-for-Performance Philosophy and 2015 Performance Results;

●	Summary of Executive Compensation Program and Governance Practices;

●	What We Pay and Why: Components of Executive Compensation;

●	Total Compensation for 2015;

●	Other Compensation;

●	Post-Employment Compensation and Severance Arrangements;

●	Other Benefits; Perquisite Philosophy;

●	Stock Ownership Guidelines and Required Holding Periods After Vesting;

●	Role of Outside Consultants;

●	Base Salary, Incentive Compensation, and Equity Grant Practices;

●	2016 Compensation Targets.

Stockholder Engagement Regarding Executive Compensation

At Aimco’s 2015 Annual Meeting of Stockholders, approximately 96% of the votes cast in the advisory vote on executive compensation that were present and entitled to vote on the matter were in favor of the compensation of Aimco’s NEOs (also commonly referred to as “Say on Pay”) as disclosed in Aimco’s 2015 proxy statement. This represents a significant improvement from the voting results for the 2014 Say on Pay proposal (of approximately 56% in favor). The Compensation and Human Resources Committee (the “Committee”) and management were pleased with these results, and remain committed to extensive engagement with stockholders as part of their ongoing efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with our stockholders.

During the third and fourth quarters of 2015 and into 2016, members of management arranged and participated in 15 detailed and substantive meetings with stockholders (representing over 66% of shares of Common Stock outstanding as of September 30, 2015), including all 10 of Aimco’s largest stockholders as of that date, to solicit feedback on Aimco’s executive compensation program and governance practices, including the numerous changes Aimco made to its 2015 executive compensation program based on extensive stockholder feedback received in 2014 and into 2015. These changes were disclosed in detail in Aimco’s proxy statement for the 2015 annual meeting of stockholders.

As described in last year’s proxy statement, stockholders did not speak with a single voice when it came to their preferences for compensation structures, objectives, goals, time periods, currencies and governance items. We sought to find the common ground and common themes that would both be responsive to stockholders and fit Aimco’s objectives in attracting, retaining, and incentivizing Aimco’s leaders to drive the success of Aimco. We looked to find the areas of greatest commonality among the input provided by stockholders and we believe the changes we made were responsive to the feedback we heard and are in the best interests of Aimco and its stockholders. However, because stockholders did not speak with a single voice, it was important to both the Committee and management to solicit feedback from stockholders on the changes that were made to Aimco’s executive compensation program and governance practices. The following chart summarizes feedback we heard from stockholders on the changes made, as well as other input stockholders provided on executive compensation and governance practices, and what actions we have taken in response. Please note that feedback from stockholders on governance matters unrelated to executive compensation is described under the heading “Corporate Governance Matters.”

What Aimco Heard	How Aimco Responded
STI Disclosure. Stockholders appreciated the additional disclosure around Aimco’s STI plan in the 2015 proxy statement so investors can better assess the relevance and rigor of goals.	The Company has maintained the increased level of disclosure for each of its corporate goals, providing an explanation of the objective of each goal, disclosure of threshold, target, and maximum achievement levels for each goal, and detailed disclosure on how each goal was measured (see pages 34 through 37).
Number of STI Goals.
Stockholders responded favorably to the reduction in the number of STI goals from twelve for 2014, to eight for 2015, and the adjustments to the weightings for most goals such that the majority of goals are objective, financial goals, and an even higher percentage of goals are objective goals.	The Company made no changes to its 2015 STI plan from what was disclosed in the 2015 proxy statement (see 2015 STI plan discussion on pages 34 through 37). In addition, having received broad support from stockholders, the Company has maintained a similar structure for its 2016 STI plan, with eight goals, 75% of which are objective, financial goals, and an even higher percentage of which are objective goals.
LTI Structure.
Stockholders responded favorably to the Company’s new LTI plan structure, including the following features:
● performance share awards that vest based on two performance metrics consisting of Aimco TSR relative to the NAREIT Apartment Index (60% weighting) and Aimco TSR relative to the REIT Index (40% weighting) over a forward looking, three-year performance period;
● a modifier such that if, for any three-year performance period, Aimco’s absolute return were negative, any proportion of LTI earned above target would not vest until such time as absolute return is once again positive; and
● no opportunity for target payout for underperformance on relative returns, and outperformance required for target payout.	The Company made no changes to its 2015 LTI plan from what was disclosed in the 2015 proxy statement (see LTI plan overview on pages 37 through 38). In addition, having received broad support for its new LTI plan from stockholders, with one stockholder commenting that the new program was “more than responsive” to the stockholder’s concerns, the Company has maintained the same LTI plan structure and performance metrics for 2016 LTI awards.
Amount of LTI at Risk.
Stockholders appreciated Aimco’s responsiveness in moving from an LTI plan that was primarily time based to an LTI plan in which more pay is “at risk.” Under the Company’s 2015 LTI plan, all of the CEO’s LTI is at risk (i.e., 100% performance based) and 80% of the LTI for all other NEOs is at risk. Thus, if threshold performance levels are not achieved, Mr. Considine will receive no LTI, and the other NEOs will receive only 20% of target LTI. However, some stockholders cautioned that striking the right balance between performance and retention is important, pointing out that retention of key talent is critical.	The Company made no changes to its 2015 LTI plan from what was disclosed in the 2015 proxy statement (see LTI plan overview on pages 37 through 38). Having received broad support from stockholders, the Company is making no change to the composition of the CEO’s LTI award for 2016. In other words, all of the CEO’s LTI will continue to be at risk, or 100% performance based. To better ensure retention of key talent, beginning with LTI awards for 2016, one-third of the LTI for the other NEOs is for the purpose of retention, or time based, and two-thirds of the LTI for the other NEOs is at risk. Thus, if threshold performance levels are not achieved, Mr. Considine will receive no LTI, and, beginning with 2016 LTI awards, the other NEOs will receive only 33% of target LTI.
Disclosure regarding LTI Plan Transition.
Stockholders acknowledged that Aimco’s change from a backward looking LTI plan (ending with LTI awards made in February 2015 for 2014 LTI) to a forward looking LTI plan (beginning with LTI awards made in February 2015 for 2015 LTI) would give the appearance of “double LTI” in the “Summary Compensation Table” for the year 2015, as the LTI awards for the two different compensation years are required to be reported as 2015 compensation pursuant to applicable proxy disclosure rules. Stockholders advised Aimco to provide clear disclosure around the effect of the transition from the backward looking LTI plan to the forward looking LTI plan.	See 2015 NEO compensation charts on pages 39 and 40, disclosure preceding the “Summary Compensation Table” on page 44, and footnotes 1, 6, 7, 9, 10, 12, 14 and 16 to the “Summary Compensation Table” on pages 45 and 46.
Compensation Governance Practices.
Stockholders responded favorably to the following governance changes implemented by Aimco:
● double trigger vesting for all LTI awards;
● codification in a written statement of the Committee’s long-term policy that (other than with respect to the one legacy limited excise tax gross-up provision) the Company and the Committee will not enter into any other excise tax gross up arrangements;
● adoption of a written clawback policy codifying the Committee’s long standing practice to pursue wrongdoers and recoup ill-gotten gains. The policy covers all forms of bonus, incentive and equity compensation.
● adoption of a written statement codifying the Committee’s long standing practice and reflecting the legal limitations of the Company’s stock plans that the Company and the Committee will not reprice underwater options without the consent of stockholders.
● adoption of anti-hedging and anti-pledging policies.	The Company has made no changes to these governance practices from what was disclosed in the 2015 proxy statement (see page 30).

At Aimco’s 2011 Annual Meeting of Stockholders, the Board recommended that our stockholders be provided with the opportunity to submit an advisory vote on the compensation of our NEOs every year, which our stockholders also strongly supported. Aimco believes that the outcome of this proposal evidences the commitment of the Committee to open dialogue with our stockholders regarding our executive compensation program, and the Committee has and will continue to consider voting results and stockholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with our stockholders.

Overview of Aimco’s Pay-for-Performance Philosophy and 2015 Performance Results

Aimco is a pay-for-performance organization. Aimco starts by setting target total compensation near the median of target total compensation for Aimco’s peers as identified on page 32, both as a measure of fairness and also to provide an economic incentive to remain with Aimco. Actual compensation is determined based on Aimco’s results. Every officer’s annual cash incentive compensation, or STI, is based in part on Aimco’s performance against its annual corporate goals. The more senior level the officer, the greater the percentage of his or her STI that is based on Aimco’s performance against its corporate goals. In the case of Mr. Considine, his entire STI is based on Aimco’s performance against its corporate goals. Aimco’s LTI compensation follows a similar tiered structure. Every officer’s LTI is based in part on relative returns, with executive officers having a greater share of their LTI based on relative returns. In the case of Mr. Considine, his entire LTI award is “at risk” based on Aimco’s relative returns. LTI is measured and vests over time, typically a period of four years, so that officers bear longer term exposure to decisions made. Aimco also requires substantial equity holdings by executive officers in order to increase their alignment with stockholders.

Aimco had a strong year of performance in 2015. Aimco had 11.2% TSR in 2015, a particularly strong result considering Aimco had 48% TSR in 2014, first among multi-family REIT peers. Aimco TSR outperformed the REIT Index and the S&P 500 Index over the one-year period ended December 31, 2015, and Aimco TSR outperformed the REIT Index, the NAREIT Apartment Index, and the S&P 500 Index over the three-year period ended December 31, 2015, as shown in the following graph:

The following graph compares cumulative total returns for Aimco’s Common Stock, the REIT Index, the S&P 500 Index, and the NAREIT Apartment Index. The graph assumes the investment of $100 in Aimco’s Common Stock and in each index on December 31, 2012, and that all dividends paid have been reinvested.

	For the fiscal years ended December 31,
Index	2012	2013	2014	2015
Aimco (1)	$100.00	$98.95	$146.49	$162.81
MSCI US REIT Index (1)	100.00	102.47	133.60	136.97
S&P 500 Total Return Index (1)	100.00	132.39	150.51	152.59
NAREIT Apartment Index (2)	100.00	93.80	130.97	152.52

(1)	Source: SNL Financial LC, Charlottesville, VA ©2016
(2)	Source: National Association of Real Estate Investment Trusts

Achievements during 2015 included the following:

●	AFFO per share, which is Aimco’s primary measure of current profitability, was up 12% year-over-year.

●	For the year ended December 31, 2015, consensus NAV per share increased by 11%. Aimco’s Economic Income, a measure of investment return representing the annual change in NAV per share plus cash dividends per share, and how the Company “keeps score,” was $5.28 per share, or a 14% return for the period.

●	Full-year conventional same-store revenue was up 4.5%, and full-year conventional same-store NOI was up 5.6%.

●	Average revenue per apartment home was up 10% over one year, and up 46% over four years, to $1,840, reflecting Aimco’s execution against its portfolio management strategy – to sell each year the 5% to 10% of its portfolio with lower projected returns, lower operating margins, and lower expected future rent growth, and to reinvest the sale proceeds in apartment communities already in our portfolio, through property upgrades and redevelopment, or through the purchase of apartment communities with higher projected returns and rent growth and, in limited situations, the development of apartment communities.

●	Investment of approximately $118 million in redevelopment projects, enhancing six communities with a total of more than 2,500 apartment homes, and investment of approximately $116 million in two development projects.

●	Aimco reduced leverage by 11%, to a ratio of Debt and Preferred Equity to EBITDA of 6.8x.

●	Aimco increased its unencumbered pool of properties to more than $1.8 billion in asset value, increasing financial flexibility.

●	The Board declared a quarterly cash dividend of $0.33 per share of its Common Stock for the quarter ended December 31, 2015, an increase of 12% on an annualized basis compared to the dividends paid during 2015.

●	Aimco maintained its record scores for team engagement and was recognized by The Denver Post, for a third consecutive year, as one of the top places to work in Colorado.

Aimco’s cumulative AFFO and dividend growth over the past three years have been strong, as shown in the following graph:

As set forth in detail below beginning on page 35, Aimco outperformed on its corporate goals for 2015, resulting in 2015 cash incentive payouts above target.

Summary of Executive Compensation Program and Governance Practices

Below we summarize certain executive compensation program and governance practices – both the practices we have implemented to drive performance and the practices we avoid because we do not believe they would serve our stockholders’ long-term interests.

What Aimco Does
Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at risk and tied to key financial and value creation metrics that are disclosed to stockholders. All of the incentive compensation (both STI and LTI) for Mr. Considine is subject to the achievement of various performance objectives. For the other NEOs, all STI compensation, and a substantial proportion of target LTI compensation, is subject to the achievement of various performance objectives.
Balances short-term and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives, with LTI compensation comprising a substantial percentage of target total compensation.
Uses multiple performance metrics. These mitigate the risk of the undue influence of a single metric by utilizing multi-year vesting for equity awards, multiple performance measures, and different performance measures for STI and LTI.
Caps award payouts. Amounts or shares that can be earned under the STI plan and LTI plan are capped.
Uses market-based approach for determining NEO target pay. Target compensation for NEOs is set near the median for peer comparators. The Committee reviews the peer comparator group annually.
Maintains share ownership guidelines and holding periods after vesting until ownership guidelines are met. The Company has the following minimum share ownership requirements: CEO – lesser of five times base salary or 150,000 shares; CFO - lesser of five times base salary or 75,000 shares; and other executive officers – lesser of four times base salary or 25,000 shares. All officers meet these requirements except for Mr. Beldin, who was promoted to CFO in September 2015.
Includes double-trigger change in control provisions. Equity awards include “double trigger” provisions requiring both a change in control and a subsequent termination of employment for accelerated vesting to occur.
Uses an independent compensation consulting firm. The Company engages an independent compensation consulting firm that specializes in the REIT industry. The Committee engages a separate independent compensation consultant.
Maintains a clawback policy. The Committee adopted a clawback policy. In the event of a financial restatement resulting from misconduct by an executive, the policy allows the Company to recoup incentive compensation paid to the executive based on the misstated financial information. The policy covers all forms of bonus, incentive and equity compensation.
Conducts a risk assessment. The Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.
Acts through an independent Compensation Committee. The Committee consists entirely of independent directors.

What Aimco Does Not Do
Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses to anyone. The Company has no guaranteed commitments to grant any equity-based awards.
Provide excise tax gross-up payments. The Company will not enter into any new contractual agreements that include excise tax gross-up payments.
Reprice options. The Company has never repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the 2007 Stock Award and Incentive Plan (the “2007 Plan”) or the 2015 Stock Award and Incentive Plan (the “2015 Plan”) without first obtaining approval from the stockholders of the Company. The Company and the Committee will not reprice underwater options without the consent of the Company’s stockholders.
Pledging or hedging shares held to satisfy stock ownership requirements. The Company’s insider trading policy places restrictions on the Company’s directors and executive officers regarding entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. Pledging or hedging transactions are permitted only in very limited circumstances, and only with respect to shares held in excess of stock ownership requirements. No directors or executive officers have in place any pledges or hedging transactions.
Pay dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the shares are earned. Dividends accrue during the performance period and are paid on earned shares at the time of vesting.
Provide more than minimal personal benefits. The Company does not provide executives with more than minimal perquisites, such as reserved parking spaces.

What We Pay and Why: Components of Executive Compensation

Total compensation for Aimco’s executive officers is comprised of the following components:

●	Base compensation;

●	STI compensation, paid in cash; and

●	LTI compensation, paid in restricted stock, stock options and/or deferred cash. LTI is based on a multi-year, forward looking performance period and vests over time.

LTI compensation directly ties the interests of executives to the interests of our stockholders, and comprises a substantial proportion of compensation for the NEOs, as follows:

CEO Pay Overview

The Committee determines the compensation for Mr. Considine. None of Mr. Considine’s base compensation, target STI, or target LTI were increased from 2008 through 2014. Mr. Considine’s target total compensation for 2015 approximated the median for CEOs at Aimco’s peers as discussed on page 32. However, the Committee has determined that it is important for the Company to have most of Mr. Considine’s compensation at risk. Accordingly, Mr. Considine’s base compensation of $600,000, which has remained unchanged since 2006, is below the 25th percentile for peers, despite Mr. Considine being above the 75th percentile for tenure in his role as compared to peers. Thus, although Mr. Considine’s target total compensation is on par with peers, a greater percentage of Mr. Considine’s target total compensation is allocated to incentive compensation – which, in the case of Mr. Considine, is entirely at risk - than peers.

One hundred percent of Mr. Considine’s target STI continues to be at risk. Unlike many other CEOs, there is no subjective, individual performance component to Mr. Considine’s incentive compensation. Mr. Considine’s STI is based entirely on Aimco’s performance against its corporate goals, as determined by the Committee. Mr. Considine’s LTI comprises the largest percentage of his total compensation. Nearly two-thirds of Mr. Considine’s target compensation consists of LTI. One hundred percent of Mr. Considine’s LTI is at risk, based on relative returns over a forward looking, three-year period. Thus, Mr. Considine’s entire incentive compensation is at risk, as follows:

How the Committee determines the amount of target total compensation for executive officers

In addition to reviewing the performance of, and determining the compensation for, the CEO, the Committee also reviews the decisions made by the CEO as to the compensation of Aimco’s other executive officers.

Base compensation is determined by reference to the median base compensation paid by peer comparators (discussed further below) for similar positions.

STI is generally targeted to deliver total cash compensation (base compensation plus STI) levels at the median paid by peer comparators, with meaningful upside and downside. LTI is generally targeted to deliver total compensation (base compensation, STI and LTI) levels at the median paid by peer comparators, with meaningful upside and downside.

In general, target total compensation for executives relatively new to their positions is set below the median, and target total compensation for seasoned executives is set near the median.

How peer comparators are identified

Aimco considers enterprise Gross Asset Value (“GAV”), which is Aimco’s estimation of the fair value of its assets, as an imprecise, but reasonable, representation of the complexity of a real estate business and of the responsibilities of its leaders. In addition to GAV, Aimco also reviews other factors, including gross revenues, number of apartment communities, and number of employees, to determine if these factors provide any additional insight into the size and complexity factors of its analysis. Based on this analysis, Aimco included as “peers” for 2015 compensation the following 20 real estate companies:

Alexandria Real Estate Equities, Inc.	Federal Realty Investment Trust
BioMed Realty Trust, Inc.	Home Properties, Inc.
Brixmor Property Group, Inc.	Kilroy Realty Corp.
Camden Property Trust	Liberty Property Trust
CBL & Associates Properties, Inc.	Mid-America Apartment Communities Inc.
DDR Corp.	Realty Income Corp.
Digital Realty Trust, Inc.	Regency Centers Corp.
Douglas Emmett, Inc.	Spirit Realty Capital, Inc.
Duke Realty Corp.	Taubman Centers, Inc.
Extra Space Storage, Inc.	UDR, Inc.

At the time 2015 compensation targets were established, approximately half of these real estate companies had a larger GAV, and approximately half of these real estate companies had a smaller GAV, than Aimco. For Mr. Kimmel, whose position as Executive Vice President, Property Operations, has no meaningful equivalent outside of the multi-family industry, Aimco included as “peers” for 2015 compensation the following eight multi-family real estate companies: AvalonBay Communities, Inc., Camden Property Trust, Essex Property Trust, Equity Residential, Home Properties, Inc., Mid-America Apartment Communities, Inc., Post Properties, Inc., and UDR, Inc.

How incentive compensation (STI and LTI) serves Aimco’s objectives

Incentive compensation is used primarily to provide total compensation potential that is competitive with pay for comparable positions in real estate companies. Providing incentive compensation in the form of Aimco equity that vests over time (typically a period of four years) serves as a retention incentive, aligns executive compensation with stockholder objectives and serves as an incentive to take a longer-term view of Aimco’s performance. When the equity is in the form of restricted stock, the compensation is linked to performance because the future value of the equity depends on the performance of Aimco’s stock. And, when the equity is in the form of stock options, the value of those options is derived solely from stock price appreciation in excess of the exercise price – making options inherently performance based.

Risk analysis of Aimco’s compensation programs

The Committee considers risk-related issues when making decisions with respect to executive compensation and has determined that neither Aimco’s executive compensation program nor any of its non-executive compensation programs create risk-taking incentives that are reasonably likely to have a material adverse effect on the organization. Aimco’s compensation programs align with the long-term interests of the Company, as follows:

●	Limits on STI. The compensation of executive officers and other team members is not overly weighted toward STI. Moreover, STI is capped.

●	Use of LTI. LTI is included in target total compensation for all officers and vests over time, typically a period of four years. The vesting period encourages officers to focus on sustaining Aimco’s long-term performance. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their target total compensation allocated to LTI. Like STI, LTI is capped.

●	Stock ownership guidelines and required holding periods after vesting. Aimco’s stock ownership guidelines require all executive officers to hold a certain amount of Aimco equity. Any executive officer who has not yet satisfied the stock ownership requirements for his or her position must retain LTI after its vesting until stock ownership requirements are met. These policies ensure each executive officer has a substantial amount of personal wealth tied to long-term holdings in Aimco stock. As noted in the section below titled “Stock Ownership Guidelines and Required Holding Periods After Vesting,” all of Aimco’s NEOs, except Mr. Beldin, who was promoted to CFO in September 2015, exceed the ownership targets.

●	Shared performance metrics across the organization. A portion of STI for all officers and corporate team members is based upon Aimco’s performance against its publicly communicated corporate goals, which are core to the long-term strategy of Aimco’s business and are reviewed and approved by the Board. One hundred percent of Mr. Considine’s STI, and 50% of the STI for the other NEOs, is based upon Aimco’s performance against its corporate goals. In addition, having shared performance metrics across the organization is consistent with Aimco’s focus on a collegial and collaborative team environment.

●	LTI based on TSR. A portion of LTI for all officers is based on relative returns. The more senior level the officer, the greater the percentage of LTI that is based on relative returns. One hundred percent of Mr. Considine’s LTI, and a substantial proportion of the LTI for the other NEOs, is based on relative returns.

●	Multiple performance metrics. Incentive compensation for Aimco team members is based on many different performance metrics. Aimco had eight corporate goals for 2015. In addition, through Aimco’s performance management program, Managing Aimco Performance, or MAP, which sets and monitors performance objectives for each team member, each team member has several different individual performance goals that are set at the beginning of the year and approved by management. Each of the NEOs other than Mr. Considine (whose individual goals were identical to Aimco’s corporate goals) had an average of eight individual goals for 2015. Having multiple performance metrics inherently reduces excessive or unnecessary risk-taking, as incentive compensation is spread among a number of metrics rather than concentrated in a few.

Total Compensation for 2015

For 2015, total compensation is the sum of base compensation, STI and LTI.

Base Compensation for 2015

In 2015, Aimco paid Mr. Considine’s base compensation of $600,000 in cash. His base compensation of $600,000 has remained unchanged since 2006.

For 2015, base compensation for all other NEOs was set between $325,000 and $400,000, near the median base compensation paid by peer comparators for similar positions. In connection with his promotion to CFO, Mr. Beldin’s annual base compensation was set at $350,000 effective September 14, 2015.

Short-Term Incentive Compensation for 2015

The Committee determined Mr. Considine’s STI by the extent to which Aimco met eight designated corporate goals, which are described below and are referred to as Aimco’s Key Performance Indicators, or KPI.

For the other NEOs, calculation of STI is determined by the following two components, each representing 50% of the target STI: Aimco’s performance against the KPI; and each individual officer’s achievement of his or her MAP goals. For example, if an executive’s target STI is $400,000, then 50% of that amount, or $200,000, varies based on KPI results and 50% of that amount, or $200,000, varies based on MAP results. If KPI results are 75%, then the executive receives 75% of $200,000 ($150,000) for that portion of his STI, and if MAP results are 100%, then the executive receives 100% of the $200,000, for a total STI payment of $350,000.

Aimco’s KPI reflect Aimco’s long-standing business strategy around five areas of focus: property operations; portfolio management; redevelopment and development; balance sheet; and business and culture. Said another way, Aimco compensates its leadership on exactly the same business strategy communicated to stockholders and analysts. Specifically, Aimco’s KPI consisted of the following eight corporate goals that were reviewed with, and approved by, the Committee, each weighted as described:

Property Operations (35% of KPI).

(1)	30% based on 2015 conventional same-store NOI performance;

(2)	5% based on resident satisfaction scores;

Portfolio Management (12.5% of KPI):

(3)	12.5% based on acquisition and sales activity;

Redevelopment and Development (12.5% of KPI):

(4)	12.5% based on redevelopment and development investment and returns;

Balance Sheet (10% of KPI):

(5)	5% based on leverage ratios;

(6)	5% based on improving credit ratings;

Business and Culture (30% of KPI):

(7)	25% based on AFFO per share; and

(8)	5% based on team member engagement scores.

These goals and their expected, successful outcome aligned executive officers with the publicly communicated, long-term goals of the Company without encouraging them to take unnecessary and excessive risks. For most goals, threshold performance paid out at 50%; target performance paid out at 100%; and maximum performance paid out at 200%. Performance below threshold resulted in no payout, and for some goals, performance below target resulted in no payout. For most goals, where performance was between threshold and target or between target and maximum, the proportion of the award earned was interpolated.

The following is a tabular presentation of the performance criteria and results for 2015, explained in detail in the paragraphs that follow:

Performance Measures	Goal Weighing	Sub-Goal Weighting	Threshold	Target	Maximum	Actual	Payout
Property Operations	35%
2015 Same-Store NOI Achievement	30%		3%<Budget	Budget	3%>Budget	0.46% Favorable	34.60%
Resident Satisfaction Scores	5%		3.95	4.00	4.10	4.15	10.00%
Portfolio Management	12.5%
Acquisitions and Sales Activity	12.5%
Property Sales - GAV		2.5%	$202 million	$269 million	$800 million	$403 million	3.14%
Acquisition Investment – GAV		6.0%	$75 million	$100 million	$250 million	$322 million	12.00%
Average Revenues per Unit		4.0%	$1,782	$1,815	$1,906	$1,840	5.09%
Redevelopment and Development	12.5%
Redevelopment and Development Investment and Returns	12.5%		—	Based on ROI and completion on time, on budget	—	Leasing achieved average rents above underwriting for all but one project. Completion of four projects and solid progress on multi-year projects. Projects were largely on time, on budget.	16.50%
Balance Sheet	10%
Ratio of Debt and Preferred Equity to EBITDA	5%		—	6.9x	6.6x	6.8x	6.67%
Credit Ratings	5%		—	Investment Grade Rating from One Rating Agency	Investment Grade Rating from Two Rating Agencies	Investment Grade Rating from Two Rating Agencies	10.00%
Business and Culture	30%
AFFO Per Share	25%		$1.77	$1.87	$1.97	$1.87[1]	25.00%
Team Member Engagement Scores	5%		70%	80%	90%	85.1%	7.55%
Total	100%						130.55%

For all numeric goals, the target performance metrics were Aimco’s 2015 budget goals. Aimco has a rigorous budgeting process that includes an evaluation of prior performance, market data, and peer performance. Aimco’s budget strategy is to set ambitious, achievable goals. Aimco’s 2015 performance – which included conventional same-store revenue and NOI growth of 4.5% and 5.6%, respectively, and 11.2% TSR – are a reflection of Aimco’s effective and successful budgeting strategy.

An explanation of the objective of each goal and performance levels and payouts for each goal is set forth in the paragraphs below.

[1]	Full year AFFO as reported in Aimco’s Fourth Quarter 2015 Earnings Release dated February 4, 2016, was $1.88 per share. For purposes of Aimco’s compensation plan, Aimco made adjustments to AFFO both upward and downward to normalize for certain items not included in Aimco’s 2015 budget, according to a process Aimco performs each year, overseen by the Committee, with respect to how AFFO is calculated for purposes of Aimco’s compensation plan. This process resulted in a net downward adjustment to reported AFFO for 2015.

Same-Store NOI Achievement (30% of KPI). The primary objective of this goal was to measure management’s ability to increase conventional same-store NOI. For 2015, the range for the same-store NOI achievement goal was as follows: “Threshold” equated to achievement of three percent unfavorable to 2015 budgeted same-store NOI; “Target” equated to achievement of 2015 budgeted same-store NOI; and “Maximum” equated to three percent favorable to 2015 budgeted same-store NOI. Aimco’s same-store NOI achievement for 2015 was 0.46% favorable to budgeted same-store NOI. This resulted in a payout on the same-store NOI achievement goal of 34.60% for each of the NEOs.

Resident Satisfaction Scores (5% of KPI). The primary objective of this goal was to enhance resident satisfaction, which in turn results in higher resident retention and increased profitability. Every Aimco resident is surveyed at several touch points in the resident lifecycle through Aimco’s partnership with a third-party company that administers resident surveys on behalf of many companies in the real estate industry. Aimco’s resident satisfaction score for the full year consisted of the average score across all surveys covering six different touch points for “overall satisfaction,” on a scale of 1 to 5. For 2015, the range for the resident satisfaction scores goal was as follows: “Threshold” equated to a 3.95; “Target” equated to a 4.0; and “Maximum” equated to a 4.10. For 2015, Aimco’s resident satisfaction score, from approximately 77,000 survey responses, was 4.15, resulting in a payout of 10% for each of the NEOs.

Acquisition and Sales Activity (12.5% of KPI). The primary objective of this goal was to continue to improve Aimco’s portfolio by selling each year the 5% to 10% of its portfolio with lower projected returns, lower operating margins, and lower expected future rent growth, and reinvesting the sale proceeds in apartment communities already in our portfolio, through property upgrades and redevelopment, or through the purchase of apartment communities with higher projected returns and rent growth and, in limited situations, the development of apartment communities. For 2015, the acquisition and sales activity goal was comprised of three subgoals. The first sub-goal, representing 2.5% of the 12.5% goal weighting, consisted of the GAV of property sales, with “Threshold” equating to $202 million in property sales, “Target” equating to $269 million in property sales, and “Maximum” equating to $800 million in property sales. For 2015, Aimco completed $403.9 million in property sales, resulting in a payout of 3.14% on this sub-goal for each of the NEOs. The second sub-goal, representing 6% of the 12.5% goal weighting, consisted of acquisition investment, with “Threshold” equating to $75 million in property acquisitions, “Target” equating to $100 million in property acquisitions, and “Maximum” equating to $250 million in property acquisitions. For 2015, Aimco invested $322 million in property acquisitions,2 resulting in a payout of 12.00% on this sub-goal for each of the NEOs. The third sub-goal, representing 4% of the 12.5% goal weighting, consisted of average revenues per unit as measured for the fourth quarter of 2015 for conventional market-rate communities, with “Threshold” equating to $1,782, “Target” equating to $1,815, and “Maximum” equating to $1,906. For the fourth quarter of 2015, Aimco’s average revenues per unit were $1,840, resulting in a payout of 5.09% on this sub-goal for each of the NEOs.

Redevelopment and Development Investment and Returns (12.5% of KPI). The primary objective of this goal was to continue to enhance Aimco’s portfolio through redevelopment and selective development activity. Aimco had seven major redevelopment and development projects under construction in 2015. Large and/or complex projects and ongoing projects with known challenges going into 2015 were provided increased weighting toward the total goal weighting of 12.5%, with smaller scale projects and/or projects without known challenges provided lower weighting toward the total goal weighting. Achievement for each project was determined with reference to the 2015 budgeted investment and scope for the project, and was based on the extent to which the project work was completed on time and within budget, as well as returns on investment. For 2015, Aimco completed four redevelopment projects and made solid progress on its multi-year redevelopment and development projects. The project work was largely on time and within budget. Redevelopment leasing in 2015 achieved average rents above underwriting for all but one project. This resulted in a payout of 16.50% for each of the NEOs.

Ratio of Debt and Preferred Equity to EBITDA (5% of KPI). The primary objective of this goal was to measure management’s ability to continue to strengthen Aimco’s balance sheet, with particular focus on lowering leverage, which increases financial flexibility. For 2015, the range for the leverage ratio goal was as follows: “Target” equated to a ratio of Debt and Preferred Equity to EBITDA of 6.9x; and “Maximum” equated to a ratio of Debt and Preferred Equity to EBITDA of 6.6x. No “Threshold” opportunity was set for this goal. Aimco’s ratio of Debt and Preferred Equity to EBITDA for 2015 was 6.8x. This resulted in a payout on the leverage ratios goal of 6.67% for each of the NEOs.

[2]	In the third quarter of 2015, Aimco entered into a contract to acquire an apartment community under construction in Northern California for $320 million. Closing of the acquisition is expected to occur upon completion of construction in the summer of 2016. Performance against the acquisitions investment sub-goal includes half of this acquisition amount, or $160 million of the $320 million purchase price.

Credit Ratings (5% of KPI). The primary objective of this goal was to measure management’s ability to continue to strengthen Aimco’s balance sheet, with particular focus on improving Aimco’s credit ratings, which increases financial flexibility. For 2015, the range for the credit ratings goal was as follows: “Target” equated to the achievement of an investment grade rating from either Fitch or Standard & Poors (“S&P”); and “Maximum” equated to the achievement of an investment grade rating from both rating agencies. No “Threshold” opportunity was set for this sub-goal. For 2015, Aimco achieved investment grade ratings from both Fitch and S&P. This resulted in a payout of 10.00% on the credit ratings goal for each of the NEOs.

AFFO Per Share (25% of KPI). The primary objective of the AFFO goal was to measure management’s ability to oversee the financial performance of the Company. Funds from Operations (“FFO”) is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO in accordance with the guidance set forth by NAREIT. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for non-controlling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco’s operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by capital replacements (also adjusted for non- controlling interests).

For 2015, the range for the AFFO goal was as follows: “Threshold” equated to $1.77 per share; “Target” equated to $1.87 per share, the 2015 budgeted amount; and “Maximum” equated to $1.97 per share. Aimco’s AFFO was $1.87 per share.3 This resulted in a payout on the AFFO per share goal of 25.00% for each of the NEOs.

Team Member Engagement Scores (5% of KPI). The primary objective of this goal was to maintain a highly engaged, satisfied workforce, which drives stronger results across all of Aimco’s other goals. Every team member is surveyed via an internal, confidential survey on his or her annual anniversary of employment. The team member engagement score consists of the average of the responses to the questions that comprise the engagement index for all team members who complete the survey during the year. For 2015, the range for team member engagement scores was as follows: “Threshold” equated to 70%; “Target” equated to 80%; and “Maximum” equated to 90%. For 2015, Aimco’s team member engagement score was 85.1%, resulting in a payout of 7.55% for each of the NEOs.

Due to Aimco’s outperformance on multiple goals, Aimco’s overall KPI performance was 130.55%. Accordingly, each executive officer was awarded 130.55% of the portion of his or her target STI attributable to KPI.

Long-Term Incentive Compensation Awards for 2015

Under the 2015 LTI program, 100% of the LTI award for the CEO, and 80% of the LTI awards for the other NEOs,4 are performance based, or at risk, and measured on a forward looking, three-year performance period. The following graphic shows the composition of the 2015 LTI awards for NEOs.

[3]	See Footnote 1.
[4]	Mr. Beldin’s 2015 LTI was granted in January 2016 according to the backward looking LTI plan for officers below the executive officer level, which is the plan that applied to Mr. Beldin prior to his promotion to CFO in September 2015. Mr. Beldin’s 2015 LTI is discussed further below.

The relative metrics under the LTI awards made in 2015 are as follows:

Metric and Performance Level(1) (relative performance stated as basis points above or below index performance)(2)
	Threshold	Target	Maximum
Relative to NAREIT Apartment Index	-250 bps	+50 bps	+400 bps
Relative to MSCI US REIT Index	-350 bps	+50 bps	+500 bps

(1)	The relative metrics above reflect the metrics used for the awards made in 2015 for the performance period ending on December 31, 2017.
(2)	If absolute TSR were negative, any portion of the LTI award achieved above target would not begin vesting until absolute TSR is once again positive.

Threshold performance will pay out at 50%; target performance will pay out at 100%; and maximum performance will pay out at 200%. Performance below threshold will result in no payout. The performance-based portion of the LTI awards for Messrs. Considine and Kimmel and Ms. Cohn (i.e., the entire LTI award in the case of Mr. Considine, and 80% of the LTI award in the case of Mr. Kimmel and Ms. Cohn) will be determined solely according to the relative TSR metrics set forth above. Mr. Considine determined that Mr. Bezzant’s 2015 LTI would have two components. Fifty percent of the performance-based portion of Mr. Bezzant’s LTI, or 40% of the overall award, will be determined according to the relative TSR metrics set forth above. Fifty percent of the performance-based portion of Mr. Bezzant’s LTI, or another 40% of the overall award, will be determined according to acquisitions and development objectives.

The LTI awards made in 2015 have a forward looking, three-year performance period, with grants vesting 50% following the end of the three-year performance period (based on attainment of TSR targets), and 50% one year later, for a four-year plan from start to finish, illustrated below.

LTI awards for 2015 were granted on February 12, 2015, in the form of restricted stock. The performance share award agreements to which the performance-based restricted shares were granted do not provide for the payment of dividends until the shares are earned. Dividends accrue during the performance period and are paid on earned shares at the time of vesting.

Mr. Beldin’s 2015 LTI was granted on January 26, 2016, according to the backward looking LTI plan that governs LTI awards for officers below the executive officer level, and was the plan that applied to Mr. Beldin prior to his promotion to CFO in September 2015. (Mr. Beldin’s 2016 LTI was also granted in January 2016 according to the LTI plan for executive officers.) Under the LTI plan that governs LTI awards for officers below the executive officer level, at the start of 2015, Mr. Considine determined that LTI for 2015 would be based in part on TSR. Specifically, for Mr. Beldin, one-third of the LTI target would be awarded for the purpose of attracting and retaining key talent integral to the success of Aimco. Two-thirds of the LTI target would be based on TSR, with half (one-third of the total LTI target) based on Aimco’s one-year TSR as compared to the REIT Index, and half (another one-third of the total LTI target) based on Aimco’s three-year TSR as compared to the REIT Index. Aimco TSR at greater than 110% of the REIT Index would result in a 125% payout of the LTI target attributable to TSR, and Aimco TSR at less than 90% of the REIT Index would result in a 75% payout of the LTI target attributable to TSR. Aimco TSR between 90% and 110% of the REIT Index would result in a 100% payout of the LTI target attributable to TSR. Both Aimco’s one-year TSR and three-year TSR were greater than 110% of the REIT Index, resulting in payouts of 125% on those portions of the LTI target attributable to TSR. Accordingly, Mr. Beldin was awarded 116.67% of his target LTI

(i.e., one-third of the LTI target was for purposes of retention and paid at 100%; one-third of the LTI target was paid at 125% based on outperformance on one-year TSR; and one-third of the LTI target was paid at 125% based on outperformance on three-year TSR; and the net effect of these three components resulted in an overall award of 116.67% of target LTI).

NEO Compensation for 2015

Mr. Considine’s employment agreement provides for target incentive compensation (both STI and LTI combined) of not less than $3.9 million. Mr. Considine’s STI for 2015 was based entirely on Aimco’s performance against the eight designated corporate goals. Mr. Considine’s STI was calculated by multiplying his STI target of $1.20 million by 130.55%, which was Aimco’s overall performance on the eight corporate goals. Mr. Considine’s LTI was granted in the form of restricted stock on February 12, 2015, for the three-year performance period from January 1, 2015, through December 31, 2017, and is entirely at risk, based on relative returns over the performance period, as described in detail beginning on page 37 above. Mr. Considine’s 2015 target compensation and incentive compensation is summarized as follows:

		Target Total		2015 Incentive Compensation
		Incentive		STI	LTI
Target Total	Paid	Compensation			Time-Based	Performance-Based
Compensation ($)	Base ($)	STI ($)	LTI ($)	($)	Equity ($)	Equity ($) (1)
5,125,000	600,000	1,200,000	3,325,000	1,566,600	—	3,325,000

___________________

(1)	Amount shown reflects a 100% payout resulting from achieving “target” performance. Actual payout will be in a range of 0% to 200% of this amount depending on performance results over the forward looking, three-year performance period ending December 31, 2017.

Pursuant to the applicable disclosure rules, the STI shown above appears in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation,” and the Monte Carlo value of the LTI amount shown above appears in the “Summary Compensation Table” under the column headed “Stock Awards” and in the “Grants of Plan-Based Awards in 2015” table.

With respect to Mr. Considine’s LTI, the number of shares of restricted stock that vest, if any, will vest 50% following the end of the three-year performance period and 50% one year later, for a four-year vesting period. For the purpose of calculating the number of shares of restricted stock to be granted, the dollar amount allocated to restricted stock was divided by $38.59 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date. The five-day average was used to provide a more fair approximation of the value of the stock at the time of grant by muting the effect of any single day spikes or declines. Providing LTI in the form of Aimco equity that is entirely at risk based on relative returns, and which vests over time, aligns Mr. Considine’s compensation with stockholder objectives and serves as an incentive to take a longer term view of Aimco’s performance. Mr. Considine’s compensation is highly variable, and has changed significantly with performance over the past several years.

As noted above, for Ms. Cohn and Messrs. Bezzant and Kimmel, and for Mr. Beldin as of the date of his promotion to CFO in September 2015, an allocation of the target STI was made as follows: 50% of the target STI was calculated based on Aimco’s performance against the KPI and 50% of the target STI was calculated based on each executive’s achievement of his or her individual MAP goals. As noted above, Aimco’s KPI performance was 130.55%. Accordingly, each executive officer was awarded 130.55% of the portion of his or her STI attributable to KPI (i.e., 50% of the target STI amount shown below for Ms. Cohn and Messrs. Bezzant and Kimmel; Mr. Beldin’s STI was prorated for 2015, as discussed further below). In Mr. Beldin’s previous role as Senior Vice President and Chief Accounting Officer, an allocation of the target STI was made as follows: 25% of the target STI was calculated based on Aimco’s performance against the KPI and 75% of the target STI was calculated based on Mr. Beldin’s achievement of his individual MAP goals. For 2015, Mr. Beldin’s target STI was prorated, and he received two MAP ratings, one for the portion of the year covering his previous role, and in which the STI was calculated 25% based on Aimco’s performance against the KPI and 75% based on Mr. Beldin’s achievement of his individual MAP goals, and the other MAP rating for the portion of the year covering his role as CFO, in which the STI was calculated 50% based on Aimco’s performance against the KPI and 50% based on Mr. Beldin’s achievement of his individual MAP goals.

In determining the MAP achievement component of 2015 STI, Mr. Considine determined that: Mr. Beldin’s MAP achievement would be paid at 125% for the portion of the year covering Mr. Beldin’s previous role, and at 100% for the portion of the year covering Mr. Beldin’s role as CFO, for Mr. Beldin’s contributions to finance and accounting and to strengthening Aimco’s balance sheet; Ms.

Cohn’s MAP achievement would be paid at 150% for her leadership over legal matters, insurance, risk management, asset quality and service, commercial/ancillary income, compliance, and human resources; Mr. Bezzant’s MAP achievement would be paid at 150% for his contributions related to Aimco’s portfolio strategy, and particularly, acquisitions; and Mr. Kimmel’s MAP achievement would be paid at 150% for his contributions to Aimco’s operating results. The Committee reviewed Mr. Considine’s determinations. As described in detail beginning on page 37 above, LTI for Ms. Cohn and Messrs. Bezzant and Kimmel was granted on February 12, 2015, and LTI for Mr. Beldin was granted on January 26, 2016. The LTI awards for 2015 were granted in the form of restricted stock. Target compensation and incentive compensation for 2015 for the other NEOs is summarized as follows:

			Target Total
			Incentive		2015 Incentive Compensation ($)
			Compensation		STI	LTI
	Target Total Compensation ($)	Paid Base ($)	STI ($)	LTI ($)	($)	Time-Based Equity ($)	Performance-Based Equity ($) (1)
Mr. Beldin	743,595	273,565	239,519	230,511	292,721	268,937(2)	—
Ms. Cohn	1,500,000	400,000	400,000	700,000	561,100	140,000(3)	560,000
Mr. Bezzant	1,500,000	400,000	400,000	700,000	561,100	140,000(3)	560,000
Mr. Kimmel	1,000,000	325,000	250,000	425,000	350,688	85,000(3)	340,000

(1)	Comprises 80% of the LTI target. Amounts shown reflect a 100% payout of the performance-based shares resulting from achieving “target” performance. Actual payouts will be in a range of 0% to 200% of these amounts, depending on performance results for the three-year performance period from January 1, 2015, through December 31, 2017. The number of shares that vest, if any, will vest 50% following the end of the three-year performance period and 50% one year later, for a four-year vesting period.
(2)	Comprises 116.67% of the LTI target, vesting ratably over four years. As described in the detail on page 38, Mr. Beldin’s 2015 LTI was granted on January 26, 2016, according to the backward looking LTI plan that governs LTI awards for officers below the executive officer level, and was the plan that applied to Mr. Beldin prior to his promotion to CFO in September 2015.
(3)	Comprises 20% of the LTI target, vesting ratably over four years, and is for the purpose of attracting and retaining key talent integral to the success of Aimco.

Pursuant to the applicable disclosure rules, the STI shown above appears in the “Summary Compensation Table” under the column headed “Non-Equity Incentive Plan Compensation,” and the grant date value of the LTI amounts shown above for Ms. Cohn and Messrs. Bezzant and Kimmel are reflected in the Summary Compensation Table under the column headed “Stock Awards” and in the “Grants of Plan-Based Awards in 2015” table.

With respect to LTI, for Ms. Cohn and Messrs. Bezzant and Kimmel, the shares of restricted stock were granted February 12, 2015. For the purpose of calculating the number of shares of restricted stock to be granted, the dollar amounts allocated to restricted stock were divided by $38.59 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date.

Mr. Beldin’s LTI was granted on January 26, 2016, according to the LTI plan that governs LTI awards for officers below the executive officer level, and was the plan that applied to Mr. Beldin prior to his promotion to CFO in September 2015, as set forth above. The shares of restricted stock vest ratably over four years. Because Mr. Beldin’s equity award for 2015 incentive compensation was made in 2016, pursuant to the applicable proxy disclosure rules, such award will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2016” table in Aimco’s proxy statement for the 2017 annual meeting of stockholders. For the purpose of calculating the number of shares of restricted stock to be granted, the dollar amounts allocated to restricted stock were divided by $37.61 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date.

Other Compensation

From time to time, Aimco determines to provide executive officers with additional compensation in the form of discretionary cash or equity awards.

A portion of Mr. Bezzant’s 2015 STI is contingent upon the closing of an acquisition for which Aimco entered into a contract in 2015. The contingent portion of the bonus is in the amount of $231,720. Because this portion of the bonus is contingent upon closing of the acquisition, expected to occur in 2016, it is not included in this proxy statement as 2015 compensation. If paid, the additional bonus amount will be reflected in the CD&A and “Summary Compensation Table” in Aimco’s proxy statement for the 2017 annual meeting of stockholders.

Post-Employment Compensation and Severance Arrangements

401(k)

Aimco provides a 401(k) plan that is offered to all Aimco team members. In 2015, Aimco matched 25% of participant contributions to the extent of the first 4% of the participant’s eligible compensation. For 2015, the maximum match by Aimco was $2,650, which was the amount that Aimco matched for each of Messrs. Considine, Beldin, Bezzant and Kimmel and Ms. Cohn’s 2015 401(k) contributions. Aimco matched $1,325 for Mr. Freedman’s 2015 401(k) contributions. Aimco provided an additional discretionary match in the amount of $650 to all team members in 2016 for Aimco’s achievement of greater than 105% on its 2015 corporate goals.

Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not have a pension plan, a Supplemental Executive Retirement Plan or any other similar arrangements.

Executive Severance Arrangements

Aimco has an executive severance policy that provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. It has been Aimco’s longstanding practice not to enter into agreements with senior executives to provide excessive severance arrangements.

Executive Employment Arrangements

On July 29, 1994, as required in connection with Aimco’s initial public offering, Aimco entered into an employment agreement with Mr. Considine. On December 29, 2008, Aimco entered into an employment agreement with Mr. Considine to replace his 1994 employment agreement and the 2002 non-competition and non-solicitation agreement between Mr. Considine and Aimco. The 2008 employment agreement was entered into to reflect current practice and update Aimco’s agreement with Mr. Considine, which had not been formally revised since the Company’s initial public offering in 1994, and to make the compensation arrangements compliant with certain Internal Revenue Service requirements, primarily Section 409A of the Code, which required documentary compliance by December 31, 2008. In connection with the execution of the employment agreement, Mr. Considine did not receive any additional equity awards or signing bonus. The Committee evaluated the terms of Mr. Considine’s employment agreement in comparison to those of the CEOs of Aimco’s peers and other comparable companies.

The 2008 employment agreement was for an initial five-year term, with automatic renewal for successive one-year terms until the year in which Mr. Considine reaches age 70, unless earlier terminated. The 2008 employment agreement eliminated the evergreen term in the prior employment agreement.

Mr. Considine continues to receive his current base pay of $600,000, which has remained unchanged since 2006, subject to future increase. Mr. Considine also continues to be eligible to participate in Aimco’s performance-based incentive compensation plan with a target total incentive compensation amount of not less than $3.9 million, which may be paid in cash or in equity.

The employment agreement provides severance payments to Mr. Considine upon his termination of employment by Aimco without cause, by Mr. Considine for good reason and upon a termination for reason of disability.

Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control. Mr. Considine’s “walk right” under the 1994 employment agreement (that is, his right to severance payments upon his terminating employment with the Company within two years following a change in control) was eliminated. The definition of “change in control” was also narrowed to increase the required percentage of change in ownership and to require the occurrence of the applicable change in control event, rather than just stockholder approval of such event.

Upon termination of his employment by Aimco without cause, by Mr. Considine for good reason, or upon a termination for reason of disability, Mr. Considine is generally entitled to (a) a lump sum cash payment equal to two times the sum of base salary at the time of termination and $1.65 million, subject to certain limited reductions, (b) any STI earned but unpaid for a prior fiscal year, (c) a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs, and (d) immediate full acceleration of any outstanding unvested stock options and equity awards with certain limitations on the term thereof.

In the event of Mr. Considine’s death, the Company will pay or provide to Mr. Considine’s estate any earned but unpaid base salary and vested accrued benefits and any STI earned but unpaid for a prior fiscal year, and all equity-based and other LTI awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable subject to certain limitations on the term thereof.

Under the employment agreement, in the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine is entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments are less than 10% over the permitted limit, Mr. Considine is required to reduce his payments to avoid triggering a gross-up payment. At the time the employment agreement was entered into, the limited gross-up payment was intended to balance the interests of Aimco’s stockholders, eliminate the incentive for the early exercise of stock options and reflect competitive practice.

The employment agreement also contains customary confidentiality provisions, a limited mutual non-disparagement provision, and non-competition, non-solicitation and no-hire provisions.

None of Messrs. Beldin, Bezzant, or Kimmel or Ms. Cohn has an employment agreement or severance arrangement.

Beginning with equity grants made in 2015 for compensation year 2014, the restricted stock and/or stock option agreements pursuant to which restricted stock and/or stock option awards have been made to Messrs. Considine, Beldin, Bezzant, Kimmel and Ms. Cohn provide that, upon a change in control, all outstanding shares of restricted stock shall not become immediately and fully vested and all unvested stock options shall not become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option unless there is also a subsequent qualifying termination of employment of the executive officer.

Other Benefits; Perquisite Philosophy

Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.

Stock Ownership Guidelines and Required Holding Periods After Vesting

Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s executive officers to own Aimco stock. Every year, the Committee and Mr. Considine review Aimco’s stock ownership guidelines, each executive officer’s holdings in light of the stock ownership guidelines, and each executive officer’s accumulated realized and unrealized stock option and restricted stock gains. In its most recent review on January 25, 2016, the Committee reviewed how unvested restricted stock with performance vesting should be treated within the stock ownership guidelines, and determined that such unvested performance shares will not count as equity ownership.

Equity ownership guidelines for all executive officers are determined as a minimum of the lesser of a multiple of the executive’s base salary or a fixed number of shares. The Committee and management have established the following stock ownership guidelines for Aimco’s executive officers:

Officer Position	Ownership Target
Chief Executive Officer	Lesser of 5x base salary or 150,000 shares
Chief Financial Officer	Lesser of 5x base salary or 75,000 shares
Other Executive Vice Presidents	Lesser of 4x base salary or 25,000 shares

Any executive who has not satisfied the stock ownership guidelines must, until the stock ownership guidelines are satisfied, hold 50% of after tax shares of restricted stock for at least three years from the date of vesting, and hold 50% of shares acquired upon option exercises (50% calculated after exercise price plus taxes) for at least three years from the date of exercise.

Each of Messrs. Considine, Bezzant and Kimmel and Ms. Cohn exceed the ownership targets established in Aimco’s stock ownership guidelines. Mr. Beldin, promoted to Chief Financial Officer on September 14, 2015, does not yet meet the ownership targets, with holdings of 26,520 shares.

Role of Outside Consultants

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In 2015, the Committee engaged Board Advisory as its independent compensation consultant. At the direction of the Committee, Board Advisory coordinated and consulted with Ms. Cohn and Ms. Johnson regarding executive compensation matters. Board Advisory provided the Committee with an independent view of both market data and plan design. Aimco management has engaged FPL Associates, L.P. (“FPL”) to review Aimco’s executive compensation plan. Neither Board Advisory nor FPL provided other services to the Company. The Committee has assessed the independence of Board Advisory and FPL pursuant to SEC rules and has concluded that there are no conflicts of interest.

Base Salary, Incentive Compensation, and Equity Grant Practices

Base salary adjustments typically take effect on January 1. The Committee (for Mr. Considine), and Mr. Considine, in consultation with the Committee (for the other executive officers), determine incentive compensation in late January or early February. STI is typically paid in February or March. LTI is awarded on a date determined by the Committee, typically in late January or in February.

Aimco grants equity in three scenarios: in connection with incentive compensation, as discussed above; in connection with certain new-hire or promotion packages; and for purposes of retention.

With respect to LTI, the Committee sets the grant date for the restricted stock and stock option grants. The Committee sets grant dates at the time of its final compensation determination, generally in late January or in February. The date of determination and date of award are not selected based on share price. In the case of new-hire packages that include equity awards, grants are made on the employee’s start date or on a date designated in advance based on the passage of a specific number of days after the employee’s start date. For non-executive officers, as provided for in the 2007 Plan and the 2015 Plan, the Committee has delegated the authority to make equity awards, up to certain limits, to the Chief Financial Officer (Mr. Beldin) and/or Corporate Secretary (Ms. Cohn). The Committee and Mr. Beldin and Ms. Cohn time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation. No such grants were made pursuant to this delegation of authority in 2015.

2016 Compensation Targets

Based on comparison to compensation paid to CEOs at Aimco’s peers, the Committee set Mr. Considine’s target total compensation (base compensation, STI and LTI) for 2016 at $5.625 million. Mr. Considine set target total compensation (base compensation, STI and LTI) for 2016 for the other NEOs as follows: Mr. Beldin — $1.3 million; Ms. Cohn — $1.65 million; Mr. Bezzant — $1.5 million; and Mr. Kimmel — $1.4 million. Aimco performance will determine the amounts paid for 2016 STI and the portion of LTI awards that vest, and such amounts may be less than, or in excess of, these target amounts. STI will be paid in cash, and LTI was granted in January 2016 in the form of restricted stock and/or stock options.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS

The Compensation and Human Resources Committee held seven meetings during fiscal year 2015. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement to be delivered to stockholders.

Date: February 23, 2016

THOMAS L. KELTNER (CHAIRMAN)

JAMES N. BAILEY

J. LANDIS MARTIN

ROBERT A. MILLER

KATHLEEN M. NELSON

MICHAEL A. STEIN

The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Aimco specifically incorporates the same by reference.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation attributable to the principal executive officer, principal financial officer, and the three other most highly compensated executives in 2015, for the years 2015, 2014 and 2013.

For compensation years 2013 and 2014, the amounts shown under the column “Stock Awards” are attributable to LTI for the prior compensation year. In 2015, Aimco transitioned from a backward looking LTI plan in which awards were made for the compensation year in the first quarter of the year that followed, to a forward looking plan in which awards were made in the same compensation year in which the forward looking, three-year performance period began. As a result, due to proxy disclosure rules, LTI awards for both compensation year 2014, under the backward looking LTI plan in which awards were made in the first quarter of 2015, and LTI awards for compensation year 2015, under the new forward looking LTI plan in which awards were also made in the first quarter of 2015, are both shown in the year 2015 in the “Summary Compensation Table,” giving the appearance of “double LTI.” For a clearer view of actual 2015 compensation, please refer to the NEO compensation charts set forth in the CD&A on pages 39 and 40.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)		Total ($)
Terry Considine — Chairman of the Board of ,	2015	600,000	—		5,104,785	(6)	1,662,554	(6)	1,566,600		3,835		8,937,774	(7)
Director, President and Chief Executive Officer (5)	2014	600,000	—		2,342,345		—		1,339,485		2,600		4,284,430
	2013	600,000	—		3,326,295		—		1,094,835		—		5,021,130

Paul Beldin — Executive Vice President and Chief Financial Officer	2015	273,565	—		131,520	(8)	—		292,721		3,835		701,641

Lisa R. Cohn — Executive Vice President, General	2015	400,000	—		1,337,931	(9)	—		561,100		3,835		2,302,866	(10)
Counsel and Secretary	2014	375,000	—		431,508		—		433,309		2,600		1,242,417
	2013	375,000	—		612,758		—		361,209		—		1,348,967
John Bezzant — Executive Vice President and Chief	2015	400,000	150,000	(11)	854,901	(12)	—		703,663	(13)	3,835		2,111,749	(10)
Investment Officer	2014	350,000	—		164,397		—		518,123		2,600		1,035,120
	2013	335,616	—		433,524		—		325,401		—		1,094,541

Keith Kimmel — Executive Vice President of	2015	325,000	—		754,765	(14)	—		350,688		3,835		1,434,288	(10)
Property Operations	2014	300,000	—		341,114		—		276,081		2,600		919,795

Ernest M. Freedman — Former Executive Vice	2015	300,000	—		1,808,723	(16)	—		—		32,163	(17)	2,140,886	(10)
President and Chief Financial Officer (15)	2014	375,000	—		616,421		—		495,210		1,300		1,487,931
	2013	375,000	—		612,758		—		440,890		—		1,428,648

(1)	This column represents the aggregate grant date fair value of stock awards in the year granted computed in accordance with FASB ASC Topic 718. Except as otherwise noted, the amounts shown for compensation years 2013 and 2014 are attributable to LTI in respect of the prior compensation year. Except as otherwise noted, the amounts shown for compensation year 2015 are attributable to LTI in respect of both the prior compensation year and compensation year 2015, due to Aimco’s transition in 2015 from a backward looking LTI plan to a forward looking LTI plan, as described above. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	This column represents the aggregate grant date fair value of the option award in the year granted computed in accordance with FASB ASC Topic 718, although it is attributable to the prior compensation year. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	For 2015, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on January 25, 2016, for which target amounts were established by the Committee on January 26, 2015, as discussed below in the “Grants of Plan-Based Awards in 2015” table. For 2015, cash payments were made on February 29, 2016.

(4)	Except where noted, represents discretionary matching contributions under Aimco’s 401(k) plan.

(5)	Mr. Considine receives compensation pursuant to an employment agreement with Aimco. The base salary under the employment agreement is subject to review and adjustment as may be determined by the Committee from time to time. For 2013, 2014, and 2015, Mr. Considine received his base salary in cash. Mr. Considine is also eligible for a bonus determined by the Committee. The employment agreement provides that Mr. Considine’s target incentive opportunity shall not be less than $3.9 million, provided the applicable achievement targets are met. For 2013 and 2014, Mr. Considine’s target incentive was set at the $3.9 million amount provided for in his employment agreement, and for 2015, Mr. Considine’s target incentive was set at $4.525 million.

(6)	Equity awards for Mr. Considine in 2015 include the following: (i) an LTI award that was granted in 2015 based on 2014 performance, 50% of which was awarded in time-based restricted stock and 50% of which was awarded in Stock Options, consisting of 43,083 shares of restricted stock, vesting 25% on each anniversary of the grant date and a non-qualified stock option to acquire 238,530 shares; and (ii) 86,163 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2015, through December 31, 2017, with the number of shares that vest, if any, vesting 50% following the end of the three-year performance period and 50% one year later. The value of the time-based restricted stock award is based solely on the closing price of our Common Stock on the New York Stock Exchange (“NYSE”) on the date of grant. The option has a term of ten years and was valued at approximately $6.97 per underlying share, based on a calculation by a third-party consultant using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under FASB ASC Topic 718. The value of the performance-based restricted stock award of $39.72 per share was calculated by a third-party consultant using a Monte Carlo valuation model. The value of the performance-based award, if earned at maximum and valued at the closing price of our Common Stock on the NYSE on the date of grant, is $6,729,291.

(7)	As set forth in the introduction to the “Summary Compensation Table” above and in footnote 6, the total compensation amount for Mr. Considine includes LTI awards for two different compensation years due to proxy disclosure rules and Aimco’s transition from a backward LTI plan to a forward looking LTI plan. Thus, the total compensation amount for Mr. Considine includes both 2014 LTI in the amount of $3,344,945 and 2015 LTI in the amount of $3,422,394, the latter of which is entirely at risk. Depending on Aimco’s relative returns over the forward looking, three-year performance period ending December 31, 2017, Mr. Considine will earn between 0% to 200% of the 2015 LTI award.

(8)	This amount is attributable to LTI in respect of the prior compensation year. Mr. Beldin’s stock award for 2015 incentive compensation was made in 2016, pursuant to the backward looking LTI plan that applied to Mr. Beldin prior to his promotion to CFO in September 2015. Pursuant to the applicable disclosure rules, such award will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2016” table in Aimco’s proxy statement for the 2017 annual meeting of stockholders.

(9)	Stock awards for Ms. Cohn in 2015 include the following: (i) an LTI award that was granted in 2015 based on 2014 performance, consisting of 15,873 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (ii) an LTI award granted in 2015 consisting of 3,628 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (iii) 14,512 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2015, through December 31, 2017, with the number of shares that vest, if any, vesting 50% following the end of the three-year performance period and 50% one year later. The value of the time-based restricted stock awards is based solely on the closing price of our Common Stock on the NYSE on the date of grant. The value of the performance-based restricted stock award of $39.72 per share was calculated by a third-party consultant using a Monte Carlo valuation model. The value of the performance-based award, if earned at maximum and valued at the closing price of our Common Stock on the NYSE on the date of grant, is $1,133,387.

(10)	As set forth in the introduction to the “Summary Compensation Table” above and in the footnotes within the column “Stock Awards,” the total compensation amount includes LTI awards for two different compensation years due to proxy disclosure rules and Aimco’s transition from a backward LTI plan to a forward looking LTI plan. Thus, the total compensation amount includes both 2014 LTI and 2015 LTI.

(11)	On January 26, 2015, Mr. Considine awarded Mr. Bezzant a discretionary cash award in the amount of $150,000 for Mr. Bezzant’s significant contributions to Aimco’s portfolio strategy.

(12)	Stock awards for Mr. Bezzant in 2015 include the following: (i) an LTI award that was granted in 2015 based on 2014 performance consisting of 6,047 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; (ii) an LTI award granted in 2015 consisting of 3,628 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; (iii) 7,256 shares of performance-based restricted stock based on relative TSR performance for the forward looking, three-year performance period from January 1, 2015, through December 31, 2017, with the number of shares that vest, if any, vesting 50% following the end of the three-year performance period and 50% one year later; and (iv) 7,256 shares of performance-based restricted stock based on the achievement of acquisitions and development objectives for the forward looking, three-year performance period from January 1, 2015, through December 31, 2017, with the number of shares that vest, if any, vesting 50% following the end of the three-year performance period and 50% one year later. The value of the time-based restricted stock awards is based solely on the closing price of our Common Stock on the NYSE on the date of grant. The value of the performance-based restricted stock award based on relative TSR performance of $39.72 per share was calculated by a third-party consultant using a Monte Carlo valuation model. The value of the performance-based restricted stock award based on the achievement of acquisitions and development objectives is based on the probable outcome of the performance conditions calculated in accordance with ASC Topic 718, or one-third of the award at maximum (i.e., 4,837 shares) multiplied by the closing price of our Common Stock on the NYSE on the date of grant. The value of the performance-based awards, if earned at maximum and valued at the closing price of our Common Stock on the NYSE on the date of grant, is $1,133,387.

(13)	Of this amount, $561,100 represents Mr. Bezzant’s STI bonus for 2015, and $142,563 represents payouts in 2015 pursuant to prior year long-term cash grants.

(14)	Stock awards for Mr. Kimmel in 2015 include the following: (i) an LTI award that was granted in 2015 based on 2014 performance consisting of 8,163 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; (ii) an LTI award granted in 2015 consisting of 2,203 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (iii) 8,811 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2015, through December 31, 2017, with the number of shares that vest, if any, vesting 50% following the end of the three-year performance period and 50% one year later. The value of the time-based restricted stock awards is based solely on the closing price of our Common Stock on the NYSE on the date of grant. The value of the performance-based restricted stock award of $39.72 per share was calculated by a third-party consultant using a Monte Carlo valuation model. The value of the performance-based award, if earned at maximum and valued at the closing price of our Common Stock on the NYSE on the date of grant, is $688,139.

(15)	Mr. Freedman resigned from his employment with Aimco effective October 1, 2015.

(16)	Stock awards for Mr. Freedman in 2015 included the following: (i) an LTI award that was granted in 2015 based on 2014 performance consisting of 22,675 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; (ii) an LTI award granted in 2015 consisting of 4,665 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (iii) 18,658 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2015, through December 31, 2017, with the number of shares that vest, if any, vesting 50% following the end of the three-year performance period and 50% one year later. The value of the time-based restricted stock awards is based solely on the closing price of our Common Stock on the NYSE on the date of grant. The value of the performance-based restricted stock award of $39.72 per share was calculated by a third-party consultant using a Monte Carlo valuation model. The value of the performance-based award, if earned at maximum and valued at the closing price of our Common Stock on the NYSE on the date of grant, was $1,457,190. Mr. Freedman resigned from his employment with Aimco effective October 1, 2015. In accordance with the terms of the agreements underlying Mr. Freedman’s option and restricted stock awards, all unvested options and shares of restricted stock were forfeited as of October 1, 2015, and outstanding vested options remained exercisable for a period of 90 days following Mr. Freedman’s resignation effective date.

(17)	Reflects $1,860 in discretionary matching contributions under Aimco’s 401(k) plan and $30,303 in accrued and unused vacation pay provided to Mr. Freedman upon his separation.

GRANTS OF PLAN-BASED AWARDS IN 2015

The following table provides details regarding plan-based awards granted to the NEOs during the year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(3)	Options (#)(3)	Awards ($/Sh)	Awards ($)(4)
Terry Considine	1/26/2015	540,000	1,200,000	2,400,000
	2/12/2015				43,082	86,163	172,325				3,422,394
	2/12/2015							43,083			1,682,391
	2/12/2015								238,530	39.05	1,662,554
Paul Beldin	1/26/2015	59,571	239,519	394,934
	2/12/2015							3,368			131,520
Lisa R. Cohn	1/26/2015	190,000	400,000	800,000
	2/12/2015				7,256	14,512	29,024				576,417
	2/12/2015							19,501			761,514
John Bezzant	1/26/2015	190,000	400,000	800,000
	2/12/2015				3,628	7,256	14,512				288,208
	2/12/2015				3,628	7,256	14,512				188,885
	2/12/2015							9,675			377,808
Keith Kimmel	1/26/2015	118,750	250,000	500,000
	2/12/2015				4,406	8,811	17,622				349,973
	2/12/2015							10,366			404,792
Ernest M. Freedman	1/26/2015	237,500	500,000	1,000,000
	2/12/2015				9,329	18,658	37,316				741,096
	2/12/2015							27,340			1,067,627

(1)	On January 26, 2015, the Committee made determinations of target total incentive compensation for 2015 based on achievement of Aimco’s eight corporate goals for 2015, and achievement of specific individual objectives. Target total incentive compensation amounts were as follows: Mr. Considine — $4.525 million; Ms. Cohn — $1.10 million; Mr. Bezzant — $1.10 million; Mr. Kimmel — $675,000; and Mr. Freedman — $1.40 million. The awards in this column indicate the annual cash portion of these target total incentive amounts – at threshold, target and maximum performance levels. Mr. Beldin’s 2015 target incentive compensation of $470,030 includes a proration for the portion of the year he served as Chief Accounting Officer and a proration for the portion of the year he served as CFO. The equity portion of Mr. Beldin’s target total incentive amount was awarded in 2016 based on 2015 performance pursuant to the Company’s backward looking LTI program discussed earlier in this proxy; therefore, pursuant to the applicable disclosure rules, such awards will be reflected in this table in Aimco’s proxy statement for the 2017 annual meeting of stockholders.

(2)	The amounts in this column reflect the number of shares of performance restricted stock granted under the forward looking LTI plan adopted in 2015 that may vest – at threshold, target and maximum performance levels – based on relative TSR (60% of each award is based on the Company’s TSR relative to the NAREIT Apartment Index and 40% of each award is based on the Company’s TSR relative to the REIT Index) over a three-year period from January 1, 2015 to December 31, 2017. A vesting portion of each award of performance restricted stock will be determined based on the TSR results, and the restrictions on such vesting portion will lapse as to 50% of the vesting portion on the later of the third anniversary of the grant date and the date the vesting portion is determined (but no later than March 15, 2018) and as to the remaining 50% on the fourth anniversary of the grant date. However, solely with respect to Mr. Bezzant, his stock award for 2015 under the forward looking LTI plan is comprised of two separate awards, the first award of which vests as described above and a second award of performance-based restricted stock that vests based on the achievement of acquisitions and development objectives. Mr. Bezzant’s second award in this column reflects the number of shares of performance restricted stock awards that may vest – at threshold, target and maximum performance levels – based on achievement of such acquisitions and development objectives, over the three-year period from January 1, 2015 to December 31, 2017. A vesting portion of each award of performance restricted stock will be determined based on the performance results in each of the three performance years, and the restrictions on such vesting portion will lapse as to 50% of the vesting portion on the later of the third anniversary of the grant date and the date the vesting portion is determined (but no later than March 15, 2018) and as to the remaining 50% on the fourth anniversary of the grant date.

(3)	On February 12, 2015, in connection with its review and determination of year-end 2014 performance goals, the Committee approved certain awards for Mr. Considine and, in conjunction with Mr. Considine, the Committee approved certain awards for Messrs. Beldin, Bezzant, Kimmel and Freedman and Ms. Cohn. Specifically, the Committee granted equity awards as follows: Mr. Considine — 43,083 shares of restricted stock and a non-qualified stock option to acquire 238,530 shares; Mr. Beldin — 3,368 shares of restricted stock; Ms. Cohn — 19,501 shares of restricted stock; Mr. Bezzant —9,675 shares of restricted stock; Mr. Kimmel — 10,366 shares of restricted stock; and Mr. Freedman — 27,340 shares of restricted stock (all of which were subsequently forfeited upon his resignation). All of the foregoing equity awards vest ratably over four years beginning with the first anniversary of the grant date. The options have a term of ten years and have an exercise price per share of $39.05, which is equal to the fair market value of Aimco’s Common Stock on February 12, 2015 (per the 2007 Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the grant date). The options were valued at approximately $6.97 per underlying share, based on a calculation by a third party consultant using certain assumptions provided by Aimco and the Black-Scholes Option Pricing Model, which model Aimco uses to measure compensation cost under FASB ASC Topic 718. The number of shares of restricted stock was determined based on the average of the closing trading prices of Aimco’s Common Stock on the NYSE on the five trading days up to and including the grant date, or $38.59. Holders of restricted stock are entitled to receive any dividends declared and paid on such shares commencing on the date of grant.

(4)	This column represents the aggregate grant date fair value of stock awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2015, for the NEOs, other than those awards that have been transferred for value. The table also shows unvested and unearned stock awards assuming a market value of $40.03 a share (the closing market price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2015).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Terry Considine		238,530(3)		39.05	2/12/2025				43,082(4)		1,724,572
	202,429(5)	0(5)		8.92	2/3/2019	43,083(6)		1,724,612
	194,451(7)	0(7)		28.33	1/29/2018	66,019(8)		2,642,741
	368,565(9)	0(9)		28.33	1/29/2018	59,740	(10)	2,391,392
	215,546(11)	0(11)		42.43	2/5/2017	29,225	(12)	1,169,877
	130,634(13)	0(13)		42.43	2/5/2017
Paul Beldin	3,644(14)	0(14)		8.92	2/3/2019	3,368	(15)	134,821
						2,506	(16)	100,315
						2,201	(17)	88,106
						1,077	(18)	43,112
Lisa R. Cohn	8,102(19)	0(19)		28.33	1/29/2018				7,256	(20)	290,458
						3,628	(21)	145,229
						15,873	(22)	635,396
						12,162	(23)	486,845
						11,005	(24)	440,530
						4,615	(25)	184,738
John Bezzant	4,180(26)	0(26)		28.33	1/29/2018				3,628	(27)	145,229
									3,628	(28)	145,229
						3,628	(21)	145,229
						6,047	(29)	242,061
						4,634	(30)	185,499
						3,594	(31)	143,868
						4,193	(32)	167,846
						1,026	(33)	41,071
Keith Kimmel	—	—	—	—	—				4,406	(34)	176,372
						2,203	(35)	88,186
						8,163	(36)	326,765
						7,413	(37)	296,742
						4,055	(38)	162,322
						3,669	(39)	146,870
						1,539	(40)	61,606
Ernest M. Freedman (41)	—	—	—	—	—	—		—	—		—

(1)	Pursuant to the anti-dilution provisions of the plan pursuant to which the options were granted, the number of shares subject to the then outstanding options and the exercise price of such options were adjusted, where applicable, to reflect the special dividends paid in January 2008, August 2008, December 2008, and January 2009. The footnotes to each option award provide the original number of shares subject to the option and the original exercise price on the grant date.

(2)	Amounts reflect the number of shares of restricted stock that have not vested multiplied by the market value of $40.03 per share, which was the closing market price of Aimco’s Common Stock on December 31, 2015.

(3)	This option was granted for the purchase of 238,530 shares at an exercise price of $39.05 per share and vests 25% on each anniversary of the grant date of February 12, 2015.

(4)	This restricted stock award was granted February 12, 2015, for 86,163 shares at target, and vests 50% following the end of the three-year forward looking performance period, subject to relative TSR metrics set forth earlier in this proxy, and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at threshold.

(5)	This option was granted for the purchase of 809,717 shares at an exercise price of $8.92 per share and vested 25% on each anniversary of the grant date of February 3, 2009; the option was exercised in part for 202,430 shares on May 6, 2010, for 202,429 shares on February 8, 2011, and for 202,429 shares on February 28, 2012.

(6)	This restricted stock award was granted February 12, 2015, for a total of 43,083 shares and vests 25% on each anniversary of the grant date.

(7)	This option was granted for the purchase of 138,249 shares at an exercise price of $39.85 per share and vested 100% on the first anniversary of the grant date of January 29, 2008.

(8)	This restricted stock award was granted January 27, 2014, for a total of 88,025 shares and vests 25% on each anniversary of the grant date.

(9)	This option was granted for the purchase of 599,078 shares at an exercise price of $39.85 per share and vested 25% on each anniversary of the grant date of January 29, 2008; the option was exercised in part for 474,055 shares on August 13, 2015.

(10)	This restricted stock award was granted January 28, 2013, for a total of 119,479 shares and vests 25% on each anniversary of the grant date.

(11)	This option was granted for the purchase of 146,018 shares at an exercise price of $62.63 per share and vested 25% on each anniversary of the grant date of February 5, 2007.

(12)	This restricted stock award was granted January 30, 2012, for a total of 116,900 shares and vested 25% on each anniversary of the grant date.

(13)	This option was granted for the purchase of 88,496 shares at an exercise price of $62.63 per share and vested 20% on each anniversary of the grant date of February 5, 2007.

(14)	This option was granted for the purchase of 3,644 shares at an exercise price of $8.92 per share and vested 25% on each anniversary of the grant date of February 3, 2009.

(15)	This restricted stock award was granted February 12, 2015, for a total of 3,368 shares and vests 25% on each anniversary of the grant date.

(16)	This restricted stock award was granted January 27, 2014, for a total of 3,341 shares and vests 25% on each anniversary of the grant date.

(17)	This restricted stock award was granted on January 28, 2013, for a total of 4,402 shares and vests 25% on each anniversary of the grant date.

(18)	This restricted stock award was granted January 30, 2012, for a total of 4,307 shares and vested 25% on each anniversary of the grant date.

(19)	This option was granted for the purchase of 5,760 shares at an exercise price of $39.85 per share and vested 25% on each anniversary of the grant date of January 29, 2008.

(20)	This restricted stock award was granted February 12, 2015, for 14,512 shares at target, and vests 50% following the end of the three-year forward looking performance period, subject to relative TSR metrics set forth earlier in this proxy, and 50% on the fourth anniversary of the grant date. The amount shown is the award at threshold.

(21)	This restricted stock award was granted February 12, 2015, for a total of 3,628 shares and vests 25% on each anniversary of the grant date.

(22)	This restricted stock award was granted February 12, 2015, for a total of 15,873 shares and vests 25% on each anniversary of the grant date.

(23)	This restricted stock award was granted January 27, 2014, for a total of 16,216 shares and vests 25% on each anniversary of the grant date.

(24)	This restricted stock award was granted on January 28, 2013, for a total of 22,010 shares and vests 25% on each anniversary of the grant date.

(25)	This restricted stock award was granted January 30, 2012, for a total of 18,458 shares and vested 25% on each anniversary of the grant date.

(26)	This option was granted for the purchase of 2,972 shares at an exercise price of $39.85 per share and vested 25% on each anniversary of the grant date of January 29, 2008.

(27)	This restricted stock award was granted February 12, 2015, for 7,256 shares at target. Mr. Bezzant’s 2015 LTI has two components. This award represents fifty percent of the performance-based portion of Mr. Bezzant’s 2015 LTI, or 40% of the overall award, that will be determined according to the relative TSR metrics set forth earlier in this proxy. This award vests 50% following the end of the three-year forward looking performance period, and 50% on the fourth anniversary of the grant date. The amount shown is the award at threshold.

(28)	This restricted stock award was granted February 12, 2015, for 7,256 shares at target. Mr. Bezzant’s 2015 LTI has two components. This award represents fifty percent of the performance-based portion of Mr. Bezzant’s 2015 LTI, or 40% of the overall award, that will be determined according to acquisition-related objectives set forth earlier in this proxy. This award vests 50% following the end of the three-year forward looking performance period, and 50% on the fourth anniversary of the grant date. The amount shown is the award at threshold.

(29)	This restricted stock award was granted February 12, 2015, for a total of 6,047 shares and vests 25% on each anniversary of the grant date.

(30)	This restricted stock award was granted January 27, 2014, for a total of 6,178 shares and vests 25% on each anniversary of the grant date.

(31)	This restricted stock award was granted January 28, 2013, for a total of 8,385 shares and vests 25% on each anniversary of the grant date.

(32)	This restricted stock award was granted January 28, 2013, for a total of 7,187 shares and vests 25% on each anniversary of the grant date.

(33)	This restricted stock award was granted January 30, 2012, for a total of 4,102 shares and vested 25% on each anniversary of the grant date.

(34)	This restricted stock award was granted February 12, 2015, for 8,811 shares at target, and vests 50% following the end of the three- year forward looking performance period, subject to relative TSR metrics set forth earlier in this proxy, and 50% on the fourth anniversary of the grant date. The amount shown is the award at threshold.

(35)	This restricted stock award was granted February 12, 2015, for a total of 2,203 shares and vests 25% on each anniversary of the grant date.

(36)	This restricted stock award was granted February 12, 2015, for a total of 8,163 shares and vests 25% on each anniversary of the grant date.

(37)	This restricted stock award was granted January 27, 2014, for a total of 5,406 shares and vests 25% on each anniversary of the grant date.

(38)	This restricted stock award was granted January 27, 2014, for a total of 7,413 shares and vests 50% on each of August 1, 2017 and August 1, 2018.

(39)	This restricted stock award was granted January 28, 2013, for a total of 7,337 shares and vests 25% on each anniversary of the grant date.

(40)	This restricted stock award was granted January 30, 2012, for a total of 6,153 shares and vested 25% on each anniversary of the grant date.

(41)	Mr. Freedman resigned from his employment with Aimco effective October 1, 2015. In accordance with the terms of the agreements underlying Mr. Freedman’s option and restricted stock awards, all unvested options and shares of restricted stock were forfeited as of October 1, 2015, and outstanding vested options remained exercisable for a period of 90 days following Mr. Freedman’s resignation effective date. Mr. Freedman exercised 2,269 options during this 90-day period. Upon his resignation, Mr. Freedman forfeited 97,650 unvested shares of restricted stock.

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2015, for the persons named in the Summary Compensation Table above.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Terry Considine	474,055	5,347,340	104,058	4,205,664
Paul Beldin	—	N/A	4,218	170,293
Lisa R. Cohn	—	N/A	43,360	1,719,812
John Bezzant	—	N/A	11,504	458,142
Keith Kimmel	—	N/A	5,362	217,285
Ernest M. Freedman	2,269	25,526	45,097	1,791,168

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the table and discussion that follows, payments and other benefits payable upon early termination and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2015. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts which could be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEOs’ separation from Aimco.

Mr. Considine’s 2008 Employment Agreement

Under his 2008 employment agreement, Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control. Mr. Considine’s “walk right” under the 1994 employment agreement (that is, his right to severance payments upon his terminating employment with the Company within two years following a change in control) was eliminated. The definition of “change in control” was also narrowed to increase the required percentage of change in ownership and to require the occurrence of the applicable change in control event, rather than just stockholder approval of such event.

In the event Mr. Considine’s employment is terminated without cause by Aimco, by Mr. Considine for good reason, or for reason of disability, Mr. Considine will be entitled to: a lump sum cash payment equal to two times the sum of his base salary at the time of termination and $1.65 million, subject to certain limited deductions; the amount of any STI earned but unpaid for the fiscal year preceding the termination date; a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs; continued medical coverage at Aimco’s expense until the earlier of (a) eighteen months following the date of termination, or (b) Mr. Considine becoming eligible for coverage under the medical plans of a subsequent employer, provided that in the event Mr. Considine’s medical coverage terminates pursuant to (a), he will be entitled to a lump sum payment equal to six times the monthly COBRA premium then in effect; and immediate and full acceleration of any unvested stock awards and outstanding unvested stock options, with all outstanding stock options (along with all options already vested) remaining exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

In the event of Mr. Considine’s disability, the lump sum cash payment described above shall be offset by any long-term disability benefits received under Aimco’s long-term disability insurance plan.

In the event of Mr. Considine’s death, Aimco will pay or provide to Mr. Considine’s estate the amount of any STI earned but unpaid for the prior fiscal year, and all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

Under the employment agreement, in the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine is entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments are less than 10% over the permitted limit, Mr. Considine is required to reduce his payments to avoid triggering a gross-up payment.

Double Trigger Vesting Upon Change in Control

Beginning with the equity grants made in 2015 for compensation year 2014, the restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Considine, Beldin, Bezzant and Kimmel and Ms. Cohn provide that upon a change in control, all outstanding shares of restricted stock shall not become immediately and fully vested and all unvested stock options shall not become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option unless there is also a subsequent termination of employment of the executive officer. Aimco’s LTI plan provides that performance shares will vest based on the higher of actual or target TSR performance through the truncated performance period ending on the date of the change in control.

Accelerated Vesting upon Termination of Employment Due to Death or Disability

As set forth above, in the event Mr. Considine’s employment is terminated for reason of disability, Mr. Considine will be entitled to immediate and full acceleration of any unvested stock awards and outstanding unvested stock options, with all outstanding stock options (along with all options already vested) remaining exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term. In the event of Mr. Considine’s death, all equity-based and other LTI awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Beldin, Bezzant and Kimmel and Ms. Cohn provide that upon termination of employment due to death or disability, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option.

Notwithstanding the foregoing, Aimco’s LTI plan provides that performance shares will vest based on the higher of actual or target TSR performance through the truncated performance period ending on the date of death or disability.

Non-Competition and Non-Solicitation Agreements

Effective in January 2002 for Mr. Considine, and in connection with their employment and/or promotions by Aimco for Messrs. Beldin, Bezzant and Kimmel and Ms. Cohn, Aimco entered into certain non-competition and non-solicitation agreements with each executive. Mr. Considine’s 2002 non-competition and non-solicitation agreement was replaced by his December 2008 employment agreement. Pursuant to the agreements, each of these NEOs agreed that during the term of his or her employment with the Company and for a period of two years following the termination of his or her employment, except in circumstances where there was a change in control of the Company, he or she could not (i) be employed by a competitor of the Company named on a schedule to the agreement,

(ii) solicit other employees to leave the Company’s employment, or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the NEOs protect Aimco’s trade secrets and confidential information. For Messrs. Beldin, Bezzant and Kimmel and Ms. Cohn, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each such executive will receive, for a period not to extend beyond the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) severance pay in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds (2/3) of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

The following table summarizes the potential payments under various scenarios if they had occurred on December 31, 2015.

	Value of Accelerated Stock and Stock Options ($)(1)				Severance ($)
Name	Change in Control	Death or Disability	Termination Without Cause	Termination With Good Reason	Change in Control	Death	Disability	Termination Without Cause	Termination For Good Reason	Non-Compete Payments ($)(2)
Terry Considine	11,611,486	11,611,486	11,611,486	11,611,486	—	—	6,171,280(3)(4)	6,171,280 (4)	6,171,280 (4)	—
Paul Beldin	366,355	366,355	—	—	—	—	—	—	—	466,667
Lisa R. Cohn	2,473,653	2,473,653	—	—	—	—	—	—	—	533,333
John Bezzant	1,506,489	1,506,489	—	—	—	—	—	—	—	533,333
Keith Kimmel	1,435,195	1,435,195	—	—	—	—	—	—	—	433,333

(1)	Amounts reflect value of accelerated stock and options using the closing market price on December 31, 2015, of $40.03 per share.
(2)	Amounts assume the agreements were enforced by the Company and the payments extended for 24 months following the executive’s termination of employment by the Company without cause.
(3)	Amount does not reflect the offset for long-term disability benefit payments in the case of a qualifying disability under Aimco’s long-term disability insurance plan.
(4)	Amount consists of a lump sum cash payment equal to (a) two times the sum of his base salary and $1.65 million, (b) $1.65 million STI for 2015, and (c) 24 months of medical coverage reimbursement at an estimated amount of $21,280.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information on equity compensation plans as of the end of the 2015 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Subject to Outstanding Unexercised Grants)
Equity compensation plans approved by security holders	1,155,263	$29.16	1,748,385
Equity compensation plans not approved by security holders	—	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco’s decisions are based on considerations other than the best interests of Aimco and its stockholders. Accordingly, as a general matter, it is Aimco’s preference to avoid related person transactions. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. The Nominating and Corporate Governance Committee, pursuant to a written policy approved by the Board, has oversight for related person transactions. The Nominating and Corporate Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than an interest arising solely as a result of being a director of another corporation or organization that is a party to the transaction or a less than 10 percent beneficial owner of another entity that is a party to the transaction). The Nominating and Corporate Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits. Since the beginning of 2015, there were no related person transactions that required review under the policy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aimco’s executive officers and directors, and persons who own more than ten percent of a registered class of Aimco’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than ten percent of Aimco’s registered equity securities are required by SEC regulations to furnish Aimco with copies of all such forms that they file.

Based solely on Aimco’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2015, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Aimco believes that during the period ended December 31, 2015, all filing requirements were complied with by its executive officers and directors.

Stockholders’ Proposals. Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2017 must be received by Aimco, marked to the attention of the Corporate Secretary, no later than November 11, 2016, to be included in Aimco’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Nominations for directors pursuant to “proxy access” provided for in the Company’s bylaws must adhere to the terms of the bylaws and will be considered untimely if received by the Company before October 10, 2016, or after November 11, 2016. Proposals of stockholders submitted to Aimco for consideration at Aimco’s annual meeting of stockholders to be held in 2017 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company before December 27, 2016, or after January 27, 2017.

Other Business. Aimco knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Available Information. Aimco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Aimco to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.

Aimco incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Aimco has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC’s internet site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

Corporate Secretary

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1100

Denver, Colorado 80237

If you would like to request documents from the Company, please do so by April 12, 2016, to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 7, 2016. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS
March 7, 2016
Denver, Colorado

56

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2016.

Vote by Internet
• Go to www.envisionreports.com/aiv
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

+
1. Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain

01 - James N. Bailey	☐	☐	☐	02 - Terry Considine			☐	☐	☐	03 - Thomas L. Keltner	☐	☐	☐

04 - J. Landis Martin	☐	☐	☐	05 - Robert A. Miller			☐	☐	☐	06 - Kathleen M. Nelson	☐	☐	☐

07 - Michael A. Stein	☐	☐	☐	08 - Nina A. Tran			☐	☐	☐

				For	Against	Abstain						For	Against	Abstain

2. Ratification of the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for the year ending December 31, 2016.				☐	☐	☐		3. Advisory vote on executive compensation.				☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X	+

                 02A56B

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Apartment Investment and Management Company

PROXY FOR COMMON STOCK

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — APRIL 26, 2016

The undersigned hereby appoints Terry Considine, Paul L. Beldin and Lisa R. Cohn and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at Aimco’s Corporate Office, 4582 S. Ulster Street, Suite 1100, Denver, CO 80237, on Tuesday, April 26, 2016, at 8:30 a.m., and any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof).

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE EIGHT DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

(Items to be voted appear on reverse side).